 Filed Pursuant to Rule 424(b)(5)
 Registration No. 333-205656
1,500,000 American Depositary Shares
Representing 60,000,000 Ordinary Shares

MOKO Social Media Limited is offering 1,500,000 American Depositary Shares (“ADSs”) pursuant to this prospectus supplement and the accompanying prospectus. Each ADS will represent the right to receive forty ordinary shares, no par value.
Our ADSs are listed for trading on the NASDAQ Global Market under the symbol “MOKO.” On October 29, 2015 the closing price on NASDAQ was $1.96 per ADS. Our ordinary shares are listed in Australia on the Australian Securities Exchange (the “ASX”) under the symbol “MKB.” On October 29, 2015 the closing price per ordinary share on the ASX was A$0.08.
We are an “emerging growth company” under applicable U.S. federal securities laws and may elect to comply with reduced public company reporting requirements.
Investing in the ADSs involves a high degree of risk. You should read carefully the “Risk Factors” beginning on page S-13 of this prospectus supplement, “Risk Factors” beginning on page 2 of the accompanying prospectus and “Risk Factors” in Item 3(D) of our most recent Annual Report on Form 20-F incorporated by reference herein for a discussion of information that should be considered in connection with an investment in our ordinary shares or the ADSs that are the subject of this offering.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.
	Per Ordinary Share	Per ADS	Total
Public offering price	$0.0425	$1.70	$2,550,000
Underwriting discounts and commissions(1)	$0.0030	$0.119	$178,500
Proceeds, before expenses, to us	$0.0395	$1.581	$2,371,500
(1)
Does not include a non-accountable expense allowance equal to 1.0% of the gross proceeds of the offering payable to Aegis Capital Corp., the representative of the underwriters. See “Underwriting” for a description of compensation payable.

We have granted a 45-day option to the representative of the underwriters to purchase up to 225,000 additional ADSs solely to cover over-allotments, if any.
The underwriters expect to deliver our ADSs to purchasers in the offering on or about November 4, 2015.
Sole Book-Running Manager
Aegis Capital Corp
October 29, 2015

PROSPECTUS SUPPLEMENT
PROSPECTUS
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ABOUT THIS PROSPECTUS SUPPLEMENT
This document comprises two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in this prospectus supplement. However, if any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference in the accompanying prospectus — the statement in the document having the later date modifies or supersedes the earlier statement.
You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement or the accompanying prospectus. You must not rely on any unauthorized information or representations. The information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus is accurate only as at the respective dates thereof, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus, or of any sale of ordinary shares and ADSs. This prospectus supplement is an offer to sell the ordinary shares and ADSs offered hereby only under circumstances and in jurisdictions where it is lawful to do so.
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SUMMARY
The following summary does not contain all of the information you should consider before investing in our ADSs or ordinary shares. You should read the following summary together with the entire prospectus supplement and the accompanying prospectus carefully, including the “Risk Factors” section beginning on page S-13 and the financial statements and the accompanying notes to those financial statements and other information incorporated by reference before making an investment decision.
Our Business
Moko Social Media (“MOKO” or “we”) began as a company engaged in the development of proprietary mobile social community platforms and mobile content sales in Australia in 2004. During the following eight years, we expanded beyond Australia to the United Kingdom, United States and parts of South-East Asia, leveraging our platform’s proprietary network architecture with a range of capabilities, including Customer Relationship Management (CRM), Data Mining, Moderation (censorship), Billing, Advertising Placement, Performance Monitoring, and Content Management. We believe that our current platform, which was built both through in-house development and by means of acquisition and integration of complementary intellectual property, represents technology that is potentially applicable to numerous social communities while being scalable within those communities.
In 2012, we made a strategic shift away from accessing a user base via third parties (involving revenue sharing agreements and other factors that rendered our business model unprofitable) to providing customized mobile social community platforms to large organized groups that need to share content and to interact efficiently with their members on a regular basis. These customized mobile platform solutions are developed entirely by us and then distributed at no charge to these groups and their members, in return for certain exclusive access and for advertising rights. We plan to commercialize these products with premium targeted mobile advertising.
We believe that we are different from traditional online social media because we build highly tailored mobile community applications that generic social networks generally do not. Our technology platform has been designed to enable a high degree of flexibility, permitting us to design and build customized applications.
We have entered into contractual relationships to serve a number of social communities, including those of U.S. university intramural sports participants, U.S. high school students, U.S. running enthusiasts, participants in progressive U.S. politics and millennial women (ie between the ages of 18-34).
We have recently defined three core markets to focus on and our product development and acquisition efforts will seek to expand products and activities within these core areas:
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Student Group — REC*IT, BigTeams powered by REC*IT and Speakiesy are key products in this group.

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Active Lifestyle Group — RunHaven is the main product in the Active Lifestyle Group.

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Political Group — BNR and VOYCIT are the main products in the political group.

We also have two other products called Tagroom and Deals I Love that are designed to assist in serving our three core markets.
I.
Student Group

Our student group consists of three products:
REC*IT.   REC*IT is a mobile application we designed as a student tool for U.S. colleges and universities. REC*IT represents our most mature application, having been launched in August 2014 in time for the 2014/2015 academic year. In October 2013, we entered an exclusive three-year agreement (with the possibility of extension) with IM Leagues (“IML”) which operates the imleagues.com sports website used by recreational and intramural sports departments. Today, more than 950 colleges and universities across the U.S. use the IML sports software. Pursuant to this agreement, we have secured the exclusive mobile rights to IML’s data, including student and team schedules, fixtures, standings, statistics and news feeds for the purposes of populating the REC*IT App. The significance of the exclusive mobile rights to IML’s information relating to intramural activities on the campuses covered by IML is that REC*IT will be the only mobile application that will provide students with this information.
In January 2015, we entered into an amended agreement with IML. This amended agreement automatically renews for an unlimited number of additional one year terms until we elect to terminate with the effect of providing us with exclusive rights in perpetuity, subject to us meeting the conditions of advance payments and standard operational responsibilities. The amended agreement also changes the commercial terms from a flat license fee to a minimum guarantee against a 10% revenue share on the net revenues from REC*IT.
The REC*IT mobile application has been developed for students interested in intramural sports, fitness, and other leisure activities on campus, and includes a variety of social features and tools, such as the ability to check team activities, schedules, player standings, scores and individual performances, and to post photos and other content related to campus sports and recreational and leisure activities. REC*IT enables students to share information and content via social network applications such as Facebook and Twitter.
REC*IT now reaches more than 950 US colleges, providing potential access to more than 11 million university students. This confirms REC*IT’s position as the mobile app leader in college sports and recreational activities. As of June 2015, REC*IT had been downloaded just over 227,000 times.
Moko launched a second generation version of REC*IT in September 2015. REC*IT 2.0, as it is known, provides a number of improvements:
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Additional features and functionality enabling the offer of fitness-related and other ad-hoc campus recreational activities.

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Access to in-app discovery of teams, events and activities, including what’s on at users’ campus gym.

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Registration will now be possible for teams, clubs and fitness activities.

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Registration issues experienced by certain colleges will be addressed using the InnoSoft Fusion technology to which MOKO acquired access in February 2015.

At present, students are required to register for intramural activities on IML’s website. REC*IT 2.0 will allow students to log in and register on the spot (hence the term “in-app registration”), positioning the app as a must-have utility, and also improving convenience for students wishing to discover what sporting and recreational activities are available at their campus, on their mobile device.
BigTeams powered by REC*IT.   In April 2015, we announced an exclusive agreement with U.S. group BigTeams (“BigTeams”), under which we will expand into the U.S. high school market. The deal will enable us to launch a version of our REC*IT app to students and their parents in more than 4,000 U.S. high schools. BigTeams provides these schools with online tools and data for sports team administration, event management and fundraising and will provide the data for the new REC*IT app.
Under the agreement, we have acquired an effective 10% interest in BigTeams for $1 million and have the option to increase this to 23% for an additional $1.5 million, which if exercised, will make us BigTeams’s second largest shareholder.
Speakiesy.   Speakiesy is our new closed campus community app that allows students to record and share funny, curious or noteworthy things around school. Speakiesy has been designed in response to student demand for a service that is separate from Facebook and will block outsiders. Speakiesy can only be joined by using a student’s .edu email address for the campus they attend, making it an exclusive “VIP club” that can only be joined by the students at a particular university.
During the March quarter, the Speakiesy app was successfully beta tested in eight colleges with approximately 4,000 users. This provided useful insights ahead of the proposed September 2015 launch. The rollout strategy will see Speakiesy being released to 60 campuses accompanied by the appointment of a Speakiesy Campus Manager at each college. Communities within the college community, such as Greek life members (i.e. fraternities and/or sororities) and other significant influencers, will also be appointed to promote the app and post content. This strategic market roll-out will target highly engaged colleges before a full national rollout in the spring semester, January 2016.
II.
Active Lifestyle Group

RunHaven.   In December 2013, we announced plans to develop RunHaven, a proposed mobile digital community for running enthusiasts in the U.S. According to the Sport & Fitness Industry Association, 51,450,000 individuals were designated as running participants in 2012, and in 2013, a total of 26,370 running events were scheduled to occur. It is our intention that RunHaven will be a “go to” destination that will enable runners to find, research, register for, and book travel to races around the country. The platform has been designed to offer industry news, including training tips, nutritional guidance, injury treatment and prevention, and product reviews and suggestions. Our RunHaven partners include Bill Reifsnyder, a former professional road racer and former Head of U.S. Sports Marketing at adidas, and Virtual Roster, a registration and database management company that provides services to U.S. road races.
At August 2015, the development of the RunHaven App is in the beta phase. We have created and implemented a RunHaven web site (www.runhaven.com) to provide proprietary content and to build and serve the target audience both now and after launch of the RunHaven mobile app. As of June 2015, RunHaven attracted 2.1 million unique visitors per month.
III.
Political Group

Blue Nation Review.   We have entered into an exclusive agreement with Mr. Jimmy Williams, a noted political commentator, to co-develop an App known as Blue Nation Review, which is a mobile digital community for progressive political commentators, observers, grass-root activists, and watchers of the political scene in the U.S. According to the U.S. Census Bureau, 153 million people registered to vote in 2012, and 57% voted in the last presidential election. Moreover, expenditures outside of traditional political party channels are substantial; in the 2012 election cycle, 1,310 SuperPACs spent more than $609 million, according to opensecrets.org. This mobile political portal provides a hub for political news and conversation, and enables the creation of sub-committees and groups around specific issues or political campaigns.
In May 2014, we created and launched bluenationreview.com, a website, as well as a related BNR Facebook page (and its sister page “Progressive America”), to serve as an initial outlet for Blue Nation Review and to consolidate the target community prior to launch of the Blue Nation Review mobile app. In September 2014, we launched the first native iOS BNR App which was followed by an Android version that was released in October 2014.
Since launching in May 2014, BNR has grown to attract over 4.4 million unique visitors a month, making it one of the top political news and commentary sites in the US. The BNR Facebook page (and its sister page “Progressive America”) now has over 795,000 fans combined and our content reaches more than 129 million people every month, with 47% of our fans being women.
VOYCIT.   The positive growth of BNR has led to the development of VOYCIT, the non-partisan political group and community app. VOYCIT product features and rollout strategy have been put on hold as MOKO looks at relevant political trends that will drive the 2016 presidential election cycle as well as allow us to focus all mobile application resources on the Fall 2015 rollout for the student vertical. We expect to revisit the VOYCIT launch in Spring 2016. VOYCIT is designed to be a non-partisan, user-generated content app that empowers users to create and/or choose to follow “Groups” devoted to specific issues, candidates or causes. VOYCIT is designed to enable both active office holders and aspiring candidates to create customized content channels within the VOYCIT platform. This will enable them to engage and interact with other members/users. In addition to message propagation, the app can dramatically impact local and national fundraising, petition awareness, the establishment of localized activist groups and/or the organizing of local protests and rallies.

Other Businesses
Tagroom
In September 2014, we announced that we had executed a binding term sheet to acquire an 80% controlling interest in Tagroom Pty. Ltd. (http://tagroom.com). The consideration for the deal was a combination of cash and shares in MOKO, plus an option based incentive package against agreed performance targets over 2 years. The consideration paid for the acquisition did not have a material impact on the financial position or issued capital of MOKO. The transaction was effective as of October 1st.
The key Tagroom personnel have also agreed to a 2-year employment and management agreement with us. Nirojan Yamunarajan, Tagroom’s chief operating officer, has become a divisional head within our senior management team.
Tagroom is our news and viral infotainment, mobile responsive, website (tagroom.com) that targets female millennials. This demographic, ie. ages 18 to 34, currently accounts for 66% of Tagroom users. Tagroom allows us to cross-pollinate content across all three verticals, extending user engagement and driving user metrics higher.
Tagroom monthly unique visitors increased to 3.6 million in June 2015 from 1.1 million at January 2015, with content reaching 27 million people per month.
In January 2015, we announced, in partnership with Pinstripe Media, that we will launch Tagroom Success to teach young adults how to make money, how to take care of their money and how to enjoy their wealth wisely.
This new media destination will soon be launched for Australia’s Gen Y audience aiming to be the nation’s first and foremost source of informative and inspirational media covering topics from personal finance, savings and investment, business and entrepreneurship, through to career and lifestyle.
Our partner in Tagroom Success is Pinstripe Media, a company that was founded by business and finance media commentator David Koch. Pinstripe Media has long been specialising in business and finance production and publishing across various outlets from broadcast television to print and digital content.
Tagroom Success will initially launch as a vertical within the existing Tagroom site. Tagroom Success remains in the early planning phase, as we are working on our content strategy, launch phase and social media influencer marketing strategy.
Deals I Love
In July 2013, MOKO acquired a 51% controlling interest in Deals I Love (Australia) Pty Limited (“DIL”), an Australian based online, flash sales and e-commerce product sales business. DIL sells internationally and domestically sourced merchant products to customers across the internet and mobile interfaces through its website, www.dealsilove.com.au. The purpose of this acquisition was to build a better understanding of mobile commerce and its possible application to the REC*IT user base. We plan to evaluate synergies based on the student data that will be collected in the Fall 2015 semester to see how MOKO can best leverage this asset in the mobile application launches for the Fall 2016 semester.
You should read the description of the agreements we have entered into regarding those platforms contained in this prospectus supplement under the heading “Business — Sales, Marketing and Key Customers.”
During the reported periods, MOKO’s continuing operations comprised the following operating segments:
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Mobile Advertising;

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Mobile Social;

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Mobile Content; and

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Mobile Commerce (from the Six Months Ended December 31, 2013)

Mobile Advertising — MOKO’s proprietary U.S. mobile adnetwork which to date has worked with performance based advertisers seeking specific audiences for their offers and publishers in identifying the right advertisement/offers for the audiences they have. This business started in the 2013 fiscal year and is significant to MOKO’s business, financial results and intentions.
Mobile Social — MOKO’s proprietary mobile social networks and community and chat products of MOKO’s proprietary mobile social networks and community and chat products within Australia, the U.K. and U.S. The Mobile Social business represents legacy activities of MOKO’s initial platform monetization efforts and is of less significance and priority than it has been historically.
Mobile Content — MOKO’s U.K. division that bundles and sells entertainment products direct to mobile on a pay as you go basis. This business line was significant to the financial results in the reported periods although it ceased in the 2013 fiscal year following a strategic review and cessation before a re-focus on Customized Mobile Social Advertising in the U.S. market.
Mobile Commerce — MOKO’s Australian based online, flash sales and aspiring e-commerce product sales business, DIL which sells merchant products to customers through its website, www.dealsilove.com.au. This business was acquired in July 2013 and was significant to MOKO’s financial results for the six months ended December 31, 2013. Under the terms of the acquisition, MOKO was granted a call option to acquire the remaining 49% of DIL of the following key terms:
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Exercisable from 12 months after acquisition until January 31, 2016;

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Subject to variation by mutual agreement;

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Subject to termination due to default by either party or by mutual agreement; and

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Purchase price determined by reference to a formula of 49% x (1 minus an applied discount rate) multiplied by the greater of either 3 multiplied by (Gross Margin x 0.75 plus EBITDA x 0.25) or fair value as agreed by the parties.

The acquisition was made to grow DIL’s overall market share of the total Australian, online flash sales business and to grow our e-commerce capability while assessing its possible application to the REC*IT user base. Further information on DIL is included in the “Operating and Financial Review and Prospects” section of our annual report on Form 20-F incorporated by reference herein.
The consolidated revenue generated in continuing operations, by operating segment, for the year ended June 30, 2015, follows:
	Mobile Social	Mobile Advertising	Mobile Content	Mobile Commerce	Total
Sales to external customers A$	723,690	3,573,152	—	1,990,291	6,287,133
Sales to external customers USD$	557,531	2,752,756	—	1,533,320	4,843,607
Recent Developments
MOKO made significant progress in the implementation of its strategy in the last nine months.
An exclusive partnership with InnoSoft Fusion
In February 2015, MOKO established an exclusive partnership with InnoSoft Fusion. Innosoft operates an enterprise software system for universities including membership management, program/camp registration, equipment/inventory management, point of sale, access control, online e-commerce and more. The partnership will:
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Enable MOKO and InnoSoft to develop a range of initiatives, including the ability to seamlessly include student identification and authentication into the REC*IT app, and initiatives to improve the user experience where access to REC*IT was limited due to student authentication system barriers;

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Extend MOKO’s reach into the active lifestyle market by developing a mobile app exclusively for InnoSoft’s current and future customers using its online and mobile platform for recreational sports, fitness facilities and other activities; and

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Provide MOKO with the potential to expand into InnoSoft’s client municipalities in the US and Canada. Furthermore, MOKO and InnoSoft intend to develop an app for a number of Innosoft’s major US corporate clients that offer sports and fitness programs to employees. This is intended to be via an extension and “white-labelling” of the REC*IT platform

Pursuant to the agreement with InnoSoft, MOKO is obligated to pay an annual license fee for the first year of the partnership, followed in subsequent years by revenue sharing arrangements based on per user economics for schools that are advertising-free and/or a percentage of mobile advertising revenues, the aggregate of which are credited against the annual license fee otherwise payable. The agreement has an initial term of one year, subject to automatic renewal for yearly terms beginning in February 2016.
Content syndication deal with The New York Post
MOKO and The New York Post (owned by News Corporation) have reached an agreement under which MOKO will provide content from its BNR website to The New York Post in return for a monthly syndication fee. This agreement provides strong validation of the BNR website content.
Results for Fiscal Year ended June 30, 2015
Below is a summary of our results for the year ended June 30, 2015 that we filed in Australia on September 30, 2015 and incorporated by reference herein.
	A$’000	Percentage increase/ (decrease) over previous corresponding period
Revenue	6,287	(24%)
(Loss) after related income tax benefit	(20,294)	49%
Net (Loss) attributable to members of the parent entity	(20,013)	49%
During the fiscal year ended June 30, 2015, MOKO has achieved a number of key milestones.
The business focus was on expanding its Mobile Advertising segment in the U.S. and this was led via the re-location of MOKO’s CEO from Australia to the U.S. in April 2014 and the opening of two premises in New York and Virginia. In combination, these events have laid the foundation for MOKO becoming a U.S. digital publisher with capability to develop and monetize digital assets for large target interest groups in the U.S., through mobile advertising.
From a corporate strategy standpoint, MOKO achieved its goal of raising capital in the U.S. as part of listing on the NASDAQ Stock Market, whilst maintaining its public listing on the Australian Securities Exchange, to become a dual-listed company. The NASDAQ shares, or American Depositary Shares, began trading on June 27, 2014 and each represent the right to acquire forty fully-paid ordinary shares in MOKO.
MOKO’s operating losses reflected the cost of the U.S. transition and positioning as well as the 2015 year being one of business tactical consolidation. We have entered into contractual relationships to serve various markets, including those of U.S. university intramural sports participants, U.S. high school students, U.S. running enthusiasts, participants in progressive U.S. politics and millennial women (i.e. between the ages of 18-34). The product development and acquisition efforts sought to expand products and activities within three core areas: Students with key products being REC*IT, BigTeams powered by REC*IT and Speakiesy; Active Lifestyle with RunHaven as the main product and Politics with Blue Nation Review and VOYCIT as the main products. Tagroom and Deals I Love are other investments made by the Company to serve the millennial mom and ecommerce demographics.
Revenues decreased by 24% to A$6.29 million for the year (2014: A$8.23 million). The net loss after tax of A$20.29 million increased by A$6.70 million or 49% against the prior year’s result of A$13.60 million. The total comprehensive loss for the year increased by 37% to A$18.90 million (2014: A$13.84 million) which included a foreign currency translation benefit of A$1.40 million (2014: foreign currency translation loss of A$0.24 million).

For 2015, MOKO’s expenses increased by 18.0% to A$27.90 million (2014: A$23.65 million) primarily as a result of a general expansion in MOKO’s business operations within the Mobile Advertising segment in the U.S. The investment in Tagroom as well as expenses related to the NASDAQ listing and share based payments expense, also contributed.
Particularly large increases and decreases in expenses for the 2015 versus 2014 fiscal year were as follows:
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Marketing expenses increased by A$2.53 million or 193.5% due mostly to an increase in Mobile Advertising User acquisition costs for the customized mobile social advertising business.

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Travel and entertainment expenses rose by A$0.35 million or 62.4% primarily because of the migration of the business to the U.S.

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Legal and professional fees decreased A$1.04 million or 32.3%. The comparative year included various fees related to the NASDAQ listing and corporate structuring.

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Employee benefits expense increased by A$4.88 million or 128.6% due to a large increase in average headcount as a result of the expansion in the Mobile Advertising segment (particularly in the U.S.).

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Share based payments decreased by A$3.22 million or 62.5%, mostly due to a decrease in share based remuneration to directors and U.S. employee and contractor option issuances.

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External product development cost is A$1 million in fiscal 2015 (2014: Nil) due to development of customized mobile social advertising products including REC*IT, Run-Haven and Blue Nation Review. With the move to the U.S. and growth in products, more product development has been undertaken externally. Product development in the prior year was largely completed internally.

The operating cash outflow for the year increased by 159% to A$18.27 million (2014: A$7.07 million) reflecting the increased losses. Investing cash outflows increased by 5% to A$0.73 million (2014: A$0.70 million) due to the investments in Big Teams LLC and Tagroom Pty Ltd. The financing cash inflows increased by 7% to A$16.22 million (2014: A$15.15 million) as a result of net share issue proceeds of A$16.22 million (2014: A$16.27 million) and net debt repayment of nil (2014: A$1.12 million).
During the fiscal year ended June 30, 2015, the Company issued 202.63 million new ordinary shares (2014: 177.98 million) and nil performance shares (2014: 20 million). The unlisted options increased to 66.22 million (2014: 63.92 million) and listed options decreased to nil (2014: 145.81 million) at June 30, 2015.
Implications of Being an Emerging Growth Company
As a company with less than $1.0 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” pursuant to the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise generally applicable to public companies. These provisions include exemption from the auditor attestation requirement in the assessment of the emerging growth company’s internal control over financial reporting. The JOBS Act also provides that an emerging growth company need not comply with any new or revised financial accounting standard until such date that a non-reporting company is required to comply with such new or revised accounting standard. However, we have irrevocably elected not to avail ourselves of this exemption. Furthermore, we are not required to present selected financial information or any management’s discussion herein for any period prior to the earliest audited period presented in connection with this prospectus supplement.
We will remain an emerging growth company until the earliest of  (a) the last day of our fiscal year during which we have total annual gross revenues of at least $1.0 billion; (b) the last day of our fiscal year following the fifth anniversary of the completion of our initial public offering in the U.S.; (c) the date on which we have, during the previous 3-year period, issued more than $1.0 billion in non-convertible debt; or (d) the date on which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). When we are no longer deemed to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act discussed above. If we choose to take advantage of any of these reduced reporting burdens, the information that we provide shareholders may be different than you might get from other public companies.
Corporate Structure and History
We have been a publicly traded company on the ASX since 2007. The organizational structure of our operating entities is set forth below:

Risk Factors
You should carefully consider the risks involved in investing in our securities, including the following issues discussed in greater detail herein and in the documents incorporated by reference herein:
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failure of our new products to attract a sufficient number of social groups to our mobile platforms;

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failure of advertisers to use us to reach their target audience even if our mobile social platforms are widely adopted by user groups;

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risks relating to generating almost all of our revenue from advertising;

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our incurrence of net losses since our inception and our anticipation that we will continue to incur net losses in the future;

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failure to maintain the resources and expertise necessary to keep up with the latest technologies in the industries in which we operate;

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dependence on the continued and unimpeded access to our products and services on the Internet by our partner’s users and advertisers;

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failure to identify suitable targets, acquire them on acceptable terms or successfully integrate them in accordance with our business strategy of making acquisitions;

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reliance on third party computer software and systems to manage our operations;

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our business being subject to complex and evolving laws, regulations and self-regulatory principles and frameworks internationally;

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privacy concerns relating to our products and services which could damage our reputation and deter current and potential users and advertisers from using our products; and

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our need for additional capital and whether we may be able to obtain it on acceptable terms, or at all.

Principal Executive Offices
Our principal executive offices are located at 320 King Street, Alexandria, VA 22314 and our telephone number is (571) 982-3000. Our registered office is Level 1, Suite 5, 442 Beaufort Street, Highgate WA 6003 Australia. Our website is www.mokosocialmedia.com. Information contained on our website, the RunHaven website, the ProgAmerica website, the Blue Nation Review website, the Tagroom website and DIL’s website is not a part of this prospectus supplement, nor is it incorporated by reference herein, and you should not rely on any such information in making your investment decision.

The Offering
ADSs offered by us
1,500,000 ADSs.
Price per ADS
$1.70
ADSs to be outstanding after the offering(1)
3,000,971 ADSs.
Ordinary shares to be outstanding after the offering(1)
815,486,679 ordinary shares.
Use of proceeds
We intend to use the net proceeds from this offering for general corporate purposes, including building our user base and products, paying licensing fees, hiring of additional technology staff in Australia and sales and marketing associates in the U.S., and purchase or lease of additional information technology infrastructure such as servers.
The ADSs
Each ADS will represent the right to receive forty ordinary shares. The ADSs may be evidenced by American Depositary Receipts (“ADRs”). As an ADS holder, we will not treat you as one of our ordinary shareholders. The depositary will be the holder of all the ordinary shares underlying the ADSs. You will have ADS holder rights as provided in the deposit agreement under which the ADSs are issued (the “Deposit Agreement”). Under the Deposit Agreement, you may instruct the depositary how to vote the ordinary shares underlying the ADSs. The depositary will pay you the cash dividends or other distributions it receives on those ordinary shares after deducting its fees and expenses and applicable withholding taxes, as provided in the Deposit Agreement. You must pay a fee for issuance or cancellation of ADSs, distribution of ordinary shares by the depositary and other depositary services, as provided in the Deposit Agreement. You are entitled to the delivery of the ordinary shares underlying the ADSs upon the surrender of such ADSs at the depositary’s office, the payment of applicable fees and expenses and the satisfaction of applicable conditions set forth in the Deposit Agreement. To better understand the terms of the ADSs, you should carefully read the information incorporated by reference into the section in the accompanying prospectus entitled “Description of American Depositary Shares.”
Depositary
The Bank of New York Mellon.
Risk factors
Investment in the ADSs involves a high degree of risk. See “Risk Factors” in this prospectus supplement beginning on page S-13 and under similar headings in the accompanying prospectus and in the documents incorporated by reference herein for a discussion of factors and uncertainties that you should consider in evaluating an investment in our securities.
NASDAQ Global Market
symbol
The ADSs are listed on the NASDAQ Global Market under the symbol “MOKO.”
Expected closing of this offering
November 4, 2015
(1)
The number of ordinary shares and ADSs that will be outstanding after this offering is based on 755,486,679 ordinary shares and 1,500,971 ADSs outstanding as of September 30, 2015, and excludes:

•
56,550,000 shares issuable upon exercise of outstanding options at a weighted average exercise price of A$0.21 per share;

•
3,250,000 shares issuable upon the exercise of outstanding options at a weighted average exercise price of  $0.10 per share;

•
190,500 ADSs issuable upon the exercise of outstanding options at a weighted average exercise price of  $5.27 per ADS; and

•
20 million performance shares currently outstanding which may (in accordance with their terms) be ‘varied’ and thereafter constitute ordinary shares.

Summary Consolidated Financial Information
You should read the following summary consolidated financial information in conjunction with our consolidated financial statements and related notes, “Selected Consolidated Financial Information” and “Operating and Financial Review and Prospects” included in our annual report on Form 20-F for the year ended June 30, 2014 and our Annual Report for the year ended June 30, 2015, included as Exhibit 99.2 to the Report of Foreign Private Issuer on Form 6-K filed with the SEC on September 30, 2015, each of which is incorporated by reference in this prospectus supplement.
The following summary consolidated statements of other comprehensive loss and balance sheet information for the years ended and as of June 30, 2015, 2014, 2013 and 2012 have been derived from our audited consolidated financial statements included in our annual report on Form 20-F for the year ended June 30, 2014 and our Annual Report for the year ended June 30, 2015, included as Exhibit 99.2 to the Report of Foreign Private Issuer on Form 6-K filed with the SEC on September 30, 2015, each of which is incorporated by reference herein.
Our audited and reviewed consolidated financial statements are prepared and presented in accordance with IFRS as issued by the IASB. You should read the following summary financial data in conjunction with our audited consolidated financial statements and related notes in our annual report on Form 20-F for the year ended June 30, 2014 and our Annual Report for the year ended June 30, 2015, included as Exhibit 99.2 to the Report of Foreign Private Issuer on Form 6-K filed with the SEC on September 30, 2015, each of which is incorporated by reference herein. Our historical results for any period are not necessarily indicative of results to be expected in any future period.
	Fiscal Year Ended June 30
	2015		2014	2013	2012
	A$	USD$	A$	A$	A$
Statement of Profit or Loss Data
Revenue from continuing operations	6,287,133	4,843,607	8,228,151	6,020,593	1,722,484
Other income and revenue	947,845	730,220	1,365,101	1,017,044	629,369
Fair value gain on deferred consideration	—	—	383,933	1,829,653	—
Expenses	(27,899,016)	(21,493,402)	(23,649,446)	(13,560,947)	(6,234,297)
Loss before income tax expense from continuing operations	(20,474,268)	(15,773,376)	(13,567,411)	(5,701,888)	(4,449,186)
Income tax benefit/(expense)	180,261	138,873	(29,048)	(17,637)	(893)
Loss after income tax benefit from continuing operations	(20,294,007)	(15,634,503)	(13,596,459)	(4,711,294)	(3,883,337)
(Loss)/profit after income tax benefit from discontinued operations	—	—	—	(1,566,785)	1,451,091
Loss after income tax for the year	(20,294,007)	(15,634,503)	(13,596,459)	(6,278,079)	(2,432,246)
Other comprehensive income:
Exchange differences on translation of foreign operations	1,397,333	1,076,505	(244,676)	853,663	—
Total comprehensive loss for the year	(18,896,674)	(14,557,998)	(13,841,135)	(5,424,416)	(2,432,246)
Total comprehensive loss for the year is attributable to:
Continuing operations	(20,013,288)	(15,418,237)	(13,841,135)	(3,857,631)	(3,883,337)
Discontinued operations	—	—	—	(1,566,785)	1,451,091
Owners of MOKO Social Media Limited	(20,013,288)	(15,418,237)	(13,472,361)	(5,424,416)	(2,432,246)
Loss attributable to:
Owners of the Company	(20,013,288)	(15,418,237)	(13,472,361)	(6,278,079)	(2,432,246)
Non-controlling interests	(280,719)	(216,266)	(124,098)	—	—
Total comprehensive loss attributable to:
Owners of the Company	(18,615,955)	(14,341,732)	(13,717,037)	(5,424,416)	(2,432,246)
Non-controlling interests	(280,719)	(216,266)	(124,098)	—	—
Earnings per share from continuing operations attributable to the owners of MOKO Social Media Limited:
Basic / Diluted EPS	(3.28)	(2.53)	(2.85)	(1.54)	(3.00)

	As of June 30
	2015		2014	2013	2012
	A$	USD$	A$	A$	A$
Statement of Financial Position Data
Current assets:
Cash and cash equivalents	7,219,908	5,562,217	9,878,011	2,519,186	1,573,783
Trade and other receivables	501,472	386,334	927,852	823,898	2,677,021
Other current assets	1,017,204	783,654	298,716	153,236	341,718
Total current assets	8,738,584	6,732,205	11,104,579	3,496,320	4,592,522
Non-current assets
Property, plant and equipment	255,961	197,192	87,726	72,662	793,339
Intangibles	3,814,088	2,938,373	3,613,433	4,410,248	974,681
Available-for-sale financial assets	1,297,811	999,834	—	—	—
Deferred tax assets	—	—	427,719	—	—
Total non-current assets	5,367,860	4,135,399	4,128,878	4,482,910	1,768,020
Total assets	14,106,444	10,867,604	15,233,457	7,979,230	6,360,542
Current liabilities
Deferred consideration	—	—	—	1,430,252	—
Trade and other payables	2,569,262	1,979,359	2,563,611	1,814,544	2,141,895
Borrowings	—	—	—	1,136,390	—
Employee benefits	411,076	316,693	276,920	134,048	207,054
Provisions	—	—	—	264,912	—
Income tax provision	—	—	740,880	279,808	—
Total current liabilities	2,980,338	2,296,052	3,581,411	5,059,954	2,348,949
Non-current liabilities
Employee benefits	45,530	35,076	35,348	45,904	29,714
Deferred tax liability	—	—	—	—	89,750
Total non-current liabilities	45,530	35,076	35,348	45,904	119,464
Total liabilities	3,025,868	2,331,129	3,616,759	5,105,858	2,468,413
Net assets	11,080,576	8,536,476	11,616,698	2,873,372	3,892,129
Equity
Issued capital	58,214,371	44,848,351	41,679,662	24,656,473	20,685,557
Reserves	12,213,980	9,409,650	8,990,804	3,674,208	2,385,802
Accumulated losses	(58,942,958)	(45,409,655)	(38,929,670)	(25,457,309)	(19,179,230)
Non-controlling interest	(404,817)	(311,871)	(124,098)	—	—
Total equity	11,080,576	8,536,476	11,616,698	2,873,372	3,892,129

RISK FACTORS
You should carefully consider the risks described below and in our annual report on Form 20-F for the year ended June 30, 2014, as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, before you decide to buy our ADSs or ordinary shares. These risks are not the only risks we face. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business operations. Any of the following risks or the risks incorporated by reference in this prospectus supplement could materially adversely affect our business, financial condition or results of operations. In such case, you may lose all or part of your original investment.
Risks Related to this Offering
Our independent registered public accounting firm has issued a “going concern” emphasis of matter regarding our financial statements.
Our auditors have issued a “going concern” emphasis of matter qualification regarding their opinion on our June 30, 2015 financial statements, indicating the existence of a material uncertainty that may cast substantial doubt that we can continue as an ongoing business for the next twelve months after issuance of their report since we are forecasting continued losses and negative operating cash flows as we fund our project development, marketing activities and commercialization activities. There can be no assurance that our current cash reserves and anticipated revenues will be sufficient to enable us to reach a cash-flow positive position or fully finance our business plan. MOKO is and will, until such time as its profitability is achieved, remain reliant upon current cash reserves, ongoing funding and may also require additional funding after this offering. Such additional funding may not be available on terms favorable to us, or at all. Our financial statements do not include any adjustments as a result of this uncertainty. If we cannot continue as a viable entity, our shareholders may lose some or all of their investment in us.
You will experience immediate and substantial dilution in the book value of ordinary shares purchased.
The public offering price per ordinary share is substantially higher than the net tangible book value per ordinary share prior to the offering. Accordingly, if you purchase ADSs in this offering, you will incur immediate dilution of approximately A$0.043 in the net tangible book value per ordinary share from the price you pay for our ordinary shares, representing the difference between (1) the public offering price equivalent of A$0.055 per ordinary share and (2) the pro forma net tangible book value per ordinary share of A$0.0121 at June 30, 2015. See “Dilution” in this prospectus supplement for additional information.
The market price of our ordinary shares and the ADSs could be subject to volatility.
The market price of our ordinary shares and the ADSs is likely to be highly volatile and subject to wide fluctuations in response to factors such as:
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variations in our actual and perceived operating results;

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announcements of new products or services by us or our competitors;

•
technological breakthroughs by us or our competitors;

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news regarding gains or losses of customers or partners by us or our competitors;

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news regarding gains or losses of key personnel by us or our competitors;

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announcements of competitive developments, acquisitions or strategic alliances in our industry by us or our competitors;

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changes in earnings estimates or buy/sell recommendations by financial analysts;

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potential litigation;

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general market conditions or other developments affecting us or our industry; and

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the operating and stock price performance of other companies, other industries and other events or factors beyond our control.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of the ordinary shares and the ADSs.
We may not be able to pay any dividends on our ordinary shares and, correspondingly, the ADSs.
Under Australian law, we may only pay dividends subject to our ability to service our debts as they become due and provided that our assets will exceed our liabilities after the dividend. Our ability to pay dividends will therefore depend on our ability to generate sufficient profits.
We can give no assurance that we will declare dividends of any amounts, at any rate or at all in the future. Our historical dividend payments are not indicative of the amount or timing of the payment of dividends that may be payable in the future and should not be used as a reference or basis to determine the amount of such dividends. The declaration of future dividends, if any, will be at the discretion of our board of directors and will depend upon our future operations and earnings, capital requirements, general financial conditions, legal and contractual restrictions and other factors that our board of directors may deem relevant.
Future sales of substantial amounts of the ordinary shares or ADSs by existing shareholders could adversely affect the price of the ADSs.
If our existing shareholders sell substantial amounts of the ordinary shares or ADSs following this offering, the market price of the ADSs could fall. Such sales by our existing shareholders might make it more difficult for us to issue new equity or equity-related securities in the future at a time and place we deem appropriate. The 1,500,000 ADSs offered in this offering and the 1,500,971 existing ADSs outstanding prior to this offering will be eligible for immediate resale in the public market without restrictions. All remaining 755,486,679 ordinary shares, which are currently held by our existing shareholders, may be sold in the public market in Australia in the future. If any existing shareholders sell a substantial amount of ordinary shares, the prevailing market price for our shares could be adversely affected.

CONVENTIONS WHICH APPLY TO THIS PROSPECTUS SUPPLEMENT
In this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein, unless otherwise stated or unless the context otherwise requires, references to “we,” “MOKO,” “us,” “our,” “the Company,” or “our company” are to MOKO Social Media Limited, including its subsidiaries.
In this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein, references to “Australia” are to the Commonwealth of Australia. References to “$,” “USD,” “dollars,” “USD$” or “U.S. dollars” are to the legal currency of the United States and references to “A$,” or “Australian Dollars” are to the legal currency of Australia.
Solely for the convenience of the reader, this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein contain translations of certain Australian dollar amounts into U.S. dollars at specified rates. Except as otherwise stated in this prospectus supplement, all translations from Australian dollars to U.S. dollars are based on the noon buying rate of A$0.7704 per $1.00 in the City of New York for cable transfers of Australian dollars, as certified for customs purposes by the Federal Reserve Bank of New York on June 30, 2015. No representation is made that Australian dollar amounts referred to in this prospectus supplement could have been or could be converted into U.S. dollars at such rates or any other rates. Any discrepancies in any table between totals and sums of the amounts listed are due to rounding.
The audited consolidated financial statements and notes thereto as of and for fiscal 2015, 2014, 2013 and 2012 included in the documents incorporated by reference herein have been prepared in accordance with International Financial Reporting Standards (“IFRS”), as issued by the International Accounting Standards Board (“IASB”). References to a particular “fiscal year” are to our fiscal year ended June 30 of that year. Our fiscal quarters end on September 30, December 31 and March 31. References to a year other than a “fiscal” year are to the calendar year ended December 31.
We also refer in various places within this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein to “EBITDA,” which is a non-IFRS measure and is more fully explained in the section titled “Non-IFRS Financial Measure” in “Operating and Financial Review and Prospects” in our annual report on Form 20-F for the year ended June 30, 2014. The presentation of this non-IFRS information is not meant to be considered in isolation or as a substitute for our consolidated financial results prepared in accordance with IFRS as issued by the IASB.
We obtained statistical data, market data and other industry data and forecasts used throughout this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein from market research, publicly available information and industry publications. While we believe that the statistical data, industry data and forecasts and market research are reliable, we have not independently verified the data and research and cannot guarantee the accuracy or completeness of any such information.

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS
This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein contain many statements that are “forward-looking” and uses forward-looking terminology such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “future,” “intend,” “may,” “ought to,” “plan,” “possible,” “potentially,” “predicts,” “project,” “should,” “will,” “would,” negatives of such terms or other similar statements. You should not place undue reliance on any forward-looking statement due to its inherent risk and uncertainties, both general and specific. Although we believe the assumptions on which the forward-looking statements are based are reasonable and within the bounds of our knowledge of our business and operations as of the relevant date of this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein, any or all of those assumptions could prove to be inaccurate. As a result, the forward-looking statements based on those assumptions could also be incorrect. The forward-looking statements in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein include, without limitation, statements relating to:
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our goals and strategies;

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our anticipated launch dates;

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our future business development, results of operations and financial condition;

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our ability to protect our intellectual property rights;

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projected revenues, profits, earnings and other estimated financial information;

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our ability to maintain strong relationships with our customers and suppliers;

•
our planned use of proceeds; and

•
governmental policies regarding our industry.

The forward-looking statements included in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein are subject to known and unknown risks, uncertainties and assumptions about our businesses and business environments. These statements reflect our current views with respect to future events and are not a guarantee of future performance. Actual results of our operations may differ materially from information contained in the forward-looking statements as a result of risk factors, some of which are described under “Risk Factors” and elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein, and include, among other things:
•
failure of our new products to attract a sufficient number of social groups to our mobile platforms;

•
failure of advertisers to use us to reach their target audience even if our mobile social platforms are widely adopted by user groups;

•
risks relating to generating almost all of our revenue from advertising;

•
our incurrence of net losses since our inception and our anticipation that we will continue to incur net losses in the future;

•
our ability to continue as a going concern;

•
our strong dependence on the development of our REC*IT platform;

•
failure to maintain the resources and expertise necessary to keep up with the latest technologies in the industries in which we operate;

•
dependence on the continued and unimpeded access to our products and services on the Internet by our partner’s users and advertisers;

•
failure to identify suitable targets, acquire them on acceptable terms or successfully integrate them in accordance with our business strategy of making acquisitions;

•
reliance on third party computer software and systems to manage our operations;

•
our business being subject to complex and evolving laws, regulations and self-regulatory principles and frameworks internationally;

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privacy concerns relating to our products and services which could damage our reputation and deter current and potential users and advertisers from using our products; and

•
our need for additional capital and whether we may be able to obtain it on acceptable terms, or at all.

These risks and uncertainties are not exhaustive. Other sections of this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein include additional factors which could adversely impact our business and financial performance. The forward-looking statements contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein speak only as of the relevant date of such disclosure or, if obtained from third-party studies or reports, the date of the corresponding study or report, and are expressly qualified in their entirety by the cautionary statements in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein. Since we operate in an emerging and evolving environment and new risk factors and uncertainties emerge from time to time, you should not rely upon forward-looking statements as predictions of future events. Except as otherwise required by the securities laws of the United States and Australia, we undertake no obligation to update or revise any forward-looking statements to reflect events or circumstances after the respective dates of this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS
We estimate that our proceeds from this offering, net of underwriting discounts and commissions and the estimated offering expenses payable by us, will be approximately $2,014,744.
We intend to use the net proceeds from this offering for general corporate purposes, including building our user base and products, paying licensing fees, hiring of additional technology staff in Australia and sales and marketing associates in the U.S., and purchase or lease of additional information technology infrastructure such as servers. Therefore, we will have broad discretion in the way we use the net proceeds to us from this offering. Pending their ultimate use, we intend to invest the net proceeds to us from this offering primarily in investment grade, interest-bearing instruments.

MARKET INFORMATION
Under the symbol “MKB,” the principal trading market for our ordinary shares is the ASX in Australia, where the ordinary shares have been listed since June 2007. The ADSs have been listed on the NASDAQ Global Market under the symbol “MOKO” since June 27, 2014.
The following table sets forth, for the periods indicated, the reported high and low closing prices on (i) the ASX for our ordinary shares in Australian dollars and (ii) the NASDAQ Global Market for our ADSs in U.S. dollars. See “Exchange Rate Information” for the exchange rates applicable to the periods set forth below.
	High	Low	High	Low
Year Ended	(A$ per share)		(US$ per ADS)
June 30, 2011	0.09	0.04
June 30, 2012	0.05	0.02
June 30, 2013	0.05	0.02
June 30, 2014	0.33	0.04
June 30, 2015	0.20	0.11	7.79	3.50
Quarter Ended
September 30, 2013	0.14	0.04
December 31, 2013	0.33	0.12
March 31, 2014	0.33	0.20
June 30, 2014	0.27	0.14	7.70	6.75
September 30, 2014	0.20	0.15	7.79	5.42
December 31, 2014	0.17	0.13	6.05	4.29
March 31, 2015	0.17	0.14	5.80	4.00
June 30, 2015	0.18	0.11	5.94	3.50
Month Ended
January 2015	0.17	0.15	5.80	4.60
February 2015	0.17	0.14	5.30	4.25
March 2015	0.16	0.14	4.80	4.00
April 2015	0.18	0.14	5.94	4.50
May 2015	0.17	0.14	5.40	4.22
June 2015	0.14	0.11	4.25	3.50
July 2015	0.13	0.10	3.85	3.01
August 2015	0.13	0.12	3.70	3.40
September 2015	0.12	0.10	3.44	2.90
October 2015 (through October 29)	0.11	0.08	3.12	1.96
We have entered into the Deposit Agreement with the depositary and the holders from time to time of the ADSs issued thereunder pursuant to which a sponsored ADS facility was made available with respect to the ordinary shares. The ADSs offered hereby will be issued under the Deposit Agreement.

DIVIDEND POLICY
We have never declared or paid any cash dividends on our ordinary shares. We currently intend to retain all available funds to support our operations and to finance the growth and development of our business. We are not subject to any contractual restrictions on paying dividends. Our board of directors has complete discretion as to whether we will pay dividends in the future, subject to applicable law. Any future dividend declaration will be subject to various factors, including:
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the level of our cash and retained earnings;

•
our expected financial performance;

•
our projected levels of capital expenditure and other investment plans;

•
the adequacy of our working capital; and

•
the dividend yield of similarly listed companies with similar growth prospects as well as comparable providers of wireless coverage products and services globally.

CAPITALIZATION
The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2015, on:
•
an actual basis; and

•
as adjusted to reflect:

•
the sale of 1,500,000 ADSs in this offering at the price of  $1.70 per ADS; and

•
the application of net proceeds therefrom.

You should read this table in conjunction with our financial statements and related notes included and incorporated by reference in this prospectus supplement, and the information under “Operating and Financial Review and Prospects” in our annual report on Form 20-F incorporated by reference herein.
	As of June 30, 2015
	Actual	As Adjusted	Actual	As Adjusted
	A$		US$
Cash and cash equivalents	7,219,908	9,835,099	5,562,217	7,576,961
Total liabilities1	3,025,868	3,025,868	2,331,129	2,331,129
Issued capital (755,486,679 ordinary shares issued and outstanding, actual; 815,486,679 ordinary shares issued and outstanding, pro forma as adjusted)2	58,214,371	60,829,562	44,848,351	46,863,095
Reserves	12,213,980	12,213,980	9,409,650	9,409,650
Accumulated losses	(58,942,958)	(58,942,958)	(45,409,655)	(45,409,655)
Non-controlling interests	(404,817)	(404,817)	(311,871)	(311,871)
Total equity	11,080,576	13,695,767	8,536,476	10,551,219

1
Total liabilities includes both non-current liabilities of A$45,530 ($35,076) and current liabilities of A$2,980,338 ($2,296,052).

2
Does not include options exercisable for 66,220,000 ordinary shares which were outstanding as of June 30, 2015 at exercise prices ranging from A$0.06 to A$0.20 per share and 20 million performance shares which may (in accordance with their terms) be “varied” and thereafter constitute ordinary shares.

DILUTION
Our net tangible book value as of June 30, 2015 was approximately A$7.3 million ($5.6 million) or approximately $0.01 per ordinary share. “Net tangible book value per share” represents the amount of our total tangible assets less the amount of our total liabilities, divided by the number of ordinary shares outstanding.
Dilution in net tangible book value per share represents the difference between the amount per ordinary share paid by purchasers of ADSs in this offering and the net tangible book value per ordinary share immediately after completion of this offering. Our net tangible book value as of June 30, 2015 would have been approximately A$9.9 million, or approximately A$0.0121 per ordinary share, after giving effect to the sale of the 60 million ordinary shares being offered in the form of ADSs at the price of  $1.70 per ADS and deducting underwriting fees and the estimated offering expenses.
This represents an immediate increase in net tangible book value of A$0.0025 per ordinary share to existing shareholders and an immediate dilution in pro forma net tangible book value of A$0.043 per ordinary share to new investors. The following table illustrates this per share dilution:
Public offering price per ordinary share	A$	0.0552
Net tangible book value per ordinary share as of June 30, 2015	A$	0.0096
Increase in net tangible book value per ordinary share attributable to price paid by new investors	A$	0.0025
Net tangible book value per ordinary share after this offering	A$	0.0121
Dilution in net tangible book value per ordinary share to new investors in this offering	A$	0.043

EXCHANGE RATE INFORMATION
The following table sets forth information concerning exchange rates between the Australian dollar and the U.S. dollar for the periods indicated based on the noon buying rate in the City of New York for cable transfers of Australian dollars, as certified for customs purposes by the Federal Reserve Bank of New York. As of September 30, 2015, the noon buying rate was A$0.7020 per $1.00.
	A$ Per USD$
Year Ended	High	Low
June 30, 2011	1.0803	0.8380
June 30, 2012	1.1026	0.9453
June 30, 2013	1.0573	0.9165
June 30, 2014	0.9705	0.8715
June 30, 2015	0.9488	0.7566
Month Ended
April 2015	0.7825	0.7566
May 2015	0.8118	0.7631
June 2015	0.7831	0.7613
July 2015	0.7664	0.7278
August 2015	0.7419	0.7087
September 2015	0.7222	0.6917
October 2015 (through October 23)	0.7328	0.7025

ENFORCEABILITY OF CIVIL LIABILITIES
We are incorporated under the laws of Australia with limited liability. We are incorporated in Australia because of certain benefits associated with being an Australian company, such as political and economic stability, an effective judicial system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. However, Australia has a less developed body of securities laws as compared to the United States and provides protections for investors to a lesser extent. In addition, Australian companies may not have standing to sue before the federal courts of the United States.
Our constituent documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders be arbitrated.
We conduct a portion of our current operations in Australia and a portion of our assets are located in Australia. We have appointed MOKO.Mobi, Inc. as our agent upon whom process may be served in any action brought against us under the securities laws of the United States. A majority of our directors and officers are nationals or residents of jurisdictions outside the United States and a substantial portion of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these persons or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.
Any final and conclusive monetary judgment obtained against us in United States courts, for a definite sum, may be treated by the courts of Australia as a cause of action in itself so that no retrial of the issues would be necessary prior to the enforcement of that judgment, provided that an Australian court was satisfied that:
•
the United States court issuing the judgment had jurisdiction in the matter and we either submitted to such jurisdiction or were resident or carrying on business within such jurisdiction and were duly served with process;

•
the judgment given by the United States court was not in respect of penalties, taxes, fines or similar fiscal or revenue obligations of us;

•
in obtaining judgment there was no fraud on the part of the person in whose favour judgment was given or on the part of the court;

•
recognition or enforcement of the judgment in Australia would not be contrary to public policy; and

•
the proceedings pursuant to which the judgment was obtained were not contrary to natural justice.

BUSINESS
Overview
We began as a company engaged in the development of proprietary mobile social community platforms and mobile content sales in Australia in 2004. During the following eight years, we expanded beyond Australia to the United Kingdom, United States and parts of South-East Asia, leveraging our platform’s proprietary network architecture with a range of capabilities, including Customer Relationship Management (CRM), Data Mining, Moderation (censorship), Billing, Advertising Placement, Performance Monitoring, and Content Management. We believe that our current platform, which was built both through in-house development and by means of acquisition and integration of complementary intellectual property, represents technology that is potentially applicable to numerous social communities while being scalable within those communities.
In 2012, we made a strategic shift away from accessing a user base via third parties (involving revenue sharing agreements and other factors that rendered our business model unprofitable) to providing customized mobile social community platforms to large organized groups that need to share content and to interact efficiently with their members on a regular basis. These customized mobile platform solutions are developed entirely by us and then distributed at no charge to these groups and their members, in return for certain exclusive access and for advertising rights. We plan to commercialize these products with premium targeted mobile advertising.
We believe that we are different from traditional online social media because we build highly tailored mobile community applications that generic social networks generally do not. Our technology platform has been designed to enable a high degree of flexibility, permitting us to design and build customized applications.
We have entered into contractual relationships to serve a number of social communities, including those of U.S. university intramural sports participants, U.S. high school students, U.S. running enthusiasts, participants in progressive U.S. politics and millennial women (ie between the ages of 18-34).
We have recently defined three core markets to focus on and our product development and acquisition efforts will seek to expand products and activities within these core areas:
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Student Group — REC*IT, BigTeams powered by REC*IT and Speakiesy are key products in this group.

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Active Lifestyle Group — RunHaven is the main product in the Active Lifestyle Group.

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Political Group — BNR and VOYCIT are the main products in the political group.

We also have two other products called Tagroom and Deals I Love that assist in serving our three core market verticals.
I.
Student Group

Our student group consists of three products:
REC*IT.   REC*IT is a mobile application we designed as a student tool for U.S. colleges and universities. REC*IT represents our most mature application, having been launched in August 2014 in time for the 2014/2015 academic year. In October 2013, we entered an exclusive three-year agreement (with the possibility of extension) with IM Leagues (“IML”) which operates the imleagues.com sports website used by recreational and intramural sports departments. Today, more than 950 colleges and universities across the U.S. use the IML sports software. Pursuant to this agreement, we have secured the exclusive mobile rights to IML’s data, including student and team schedules, fixtures, standings, statistics and news feeds for the purposes of populating the REC*IT App. The significance of the exclusive mobile rights to IML’s information relating to intramural activities on the campuses covered by IML is that REC*IT will be the only mobile App that will provide students with this information.

In January 2015, we entered into an amended agreement with IML. This amended agreement automatically renews for an unlimited number of additional one year terms until we elect to terminate with the effect of providing us with exclusive rights in perpetuity, subject to us meeting the conditions of advance payments and standard operational responsibilities. The amended agreement also changes the commercial terms from a flat license fee to a minimum guarantee against a 10% revenue share on the net revenues from REC*IT.
The REC*IT mobile application has been developed for students interested in intramural sports, fitness, and other leisure activities on campus, and includes a variety of social features and tools, such as the ability to check team activities, schedules, player standings, scores and individual performances, and to post photos and other content related to campus sports and recreational and leisure activities. REC*IT also enables students to share information and content via social network applications such as Facebook and Twitter.
REC*IT now reaches more than 950 US colleges, providing potential access to more than 11 million university students. This confirms REC*IT’s position as the mobile app leader in college sports and recreational activities. As of June 2015, REC*IT had been downloaded just over 227,000 times.
MOKO launched a second generation version of REC*IT in September 2015. REC*IT 2.0, as it is known, provides a number of improvements:
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Additional features and functionality enabling the offer of fitness-related and other ad-hoc campus recreational activities.

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Access to in-app discovery of teams, events and activities, including what’s on at users’ campus gym.

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Registration will now be possible for teams, clubs and fitness activities.

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Registration issues experienced by certain colleges will be addressed using the Innosoft Fusion technology to which MOKO acquired access in February 2015.

At present, students are required to register for intramural activities on IML’s website. REC*IT 2.0 will allow students to log in and register on the spot (hence the term “in-app registration”), positioning the app as a must-have utility, and also improving convenience for students wishing to discover what sporting and recreational activities are available at their campus, on their mobile device.
BigTeams powered by REC*IT.   In April 2015, we announced an exclusive agreement with U.S. group BigTeams, under which we will expand into the U.S. high school market. The deal will enable us to launch a version of our REC*IT app to students and their parents in more than 4,000 U.S. high schools. BigTeams provides these schools with online tools and data for sports team administration, event management and fundraising and will provide the data for the new REC*IT app.
Under the agreement, we have acquired an effective 10% interest in BigTeams for $1 million and have the option to increase this to 23% for an additional $1.5 million, which if exercised, will make us BigTeams’s second largest shareholder.
Speakiesy.   Speakiesy is our new closed campus community app that allows students to record and share funny, curious or noteworthy things around school. Speakiesy has been designed in response to student demand for a service that is separate from Facebook and will block outsiders. Speakiesy can only be joined by using a student’s .edu email address for the campus they attend, making it an exclusive “VIP club” that can only be joined by the students at a particular university.
During the March 2015 quarter, the Speakiesy app was successfully beta tested in eight colleges with approximately 4,000 users. This provided useful insights ahead of the proposed September 2015 launch. The rollout strategy will see Speakiesy being released to 60 campuses accompanied by the appointment of a Speakiesy Campus Manager at each college. Communities within the college community, such as Greek life members (i.e. fraternities and/or sororities) and other significant influencers, will also be appointed to promote the app and post content. This strategic market roll-out will target highly engaged colleges before a full national rollout in the spring semester, January 2016.

II.
Active Lifestyle Group

RunHaven.   In December 2013, we announced plans to develop RunHaven, a proposed mobile digital community for running enthusiasts in the United States. According to the Sport & Fitness Industry Association, 51,450,000 individuals were designated as running participants in 2012, and in 2013, a total of 26,370 running events were scheduled to occur. It is our intention that RunHaven will be a “go to” destination that will enable runners to find, research, register for, and book travel to races around the country. The platform has been designed to offer industry news, including training tips, nutritional guidance, injury treatment and prevention, and product reviews and suggestions. Our RunHaven partners include Bill Reifsnyder, a former professional road racer and former Head of U.S. Sports Marketing at adidas, and Virtual Roster, a registration and database management company that provides services to U.S. road races.
At August 2015, the development of the RunHaven App is in the beta phase. We have created and implemented a RunHaven web site (www.runhaven.com) to provide proprietary content and to build and serve the target audience both now and after launch of the RunHaven mobile app. As of June 2015, RunHaven attracted 2.1 million unique visitors per month.
III.
Political Group

Blue Nation Review.   We have entered into an exclusive agreement with Mr. Jimmy Williams, a noted political commentator, to co-develop an App known as Blue Nation Review, which is a mobile digital community for progressive political commentators, observers, grass-root activists, and watchers of the political scene in the U.S. According to the U.S. Census Bureau, 153 million people registered to vote in 2012, and 57% voted in the last presidential election. Moreover, expenditures outside of traditional political party channels are substantial; in the 2012 election cycle, 1,310 SuperPACs spent more than $609 million, according to opensecrets.org. This mobile political portal provides a hub for political news and conversation, and enables the creation of sub-committees and groups around specific issues or political campaigns.
In May 2014, we created and launched bluenationreview.com, a website, as well as a related BNR Facebook page (and its sister page “Progressive America”), to serve as an initial outlet for Blue Nation Review and to consolidate the target community prior to launch of the Blue Nation Review mobile app. In September 2014, we launched the first native iOS BNR App which was followed by an Android version that was released in October 2014.
Since launching in May 2014, BNR has grown to attract over 4.4 million unique visitors a month, making it one of the top political news and commentary sites in the US. The BNR Facebook page (and its sister page “Progressive America”) now has over 795,000 fans combined and our content reaches more than 129 million people every week, with 47% of our fans being women.
VOYCIT.   The positive growth of BNR has led to the development of VOYCIT, the non-partisan political group and community app. VOYCIT product features and rollout strategy have been put on hold as MOKO looks at relevant political trends that will drive the 2016 presidential election cycle as well as allow us to focus all mobile application resources on the Fall 2015 rollout for the student vertical. We expect to revisit the VOYCIT launch in Spring 2016. VOYCIT is designed to be a non-partisan, user-generated content app that empowers users to create and/or choose to follow “Groups” devoted to specific issues, candidates or causes. VOYCIT is designed to enable both active office holders and aspiring candidates to create customized content channels within the VOYCIT platform. This will enable them to engage and interact with other members/users. In addition to message propagation, the app can dramatically impact local and national fundraising, petition awareness, the establishment of localized activist groups and/or the organizing of local protests and rallies.
Other Businesses
Tagroom
In September 2014, we announced that we had executed a binding term sheet to acquire an 80% controlling interest in Tagroom Pty Ltd. (http://tagroom.com). The consideration for the deal was a combination of cash and shares in Moko, plus an option based incentive package against agreed performance targets over 2 years. The consideration paid for the acquisition did not have a material impact on the financial position or issued capital of MOKO. The transaction was effective as from October 1st.
The key Tagroom personnel have also agreed to a 2-year employment and management agreement with us. Nirojan Yamunarajan, Tagroom’s chief operating officer has become a divisional head within our senior management team.
Tagroom is our news and viral infotainment, mobile responsive, website (tagroom.com) that targets female millennials. This demographic, ie. ages 18 to 34, currently accounts for 66% of Tagroom users. Tagroom allows us to cross-pollinate content across different community groups, extending user engagement and driving user metrics higher.
Tagroom monthly unique visitors increased to 3.6 million in June 2015 from 1.1 million at January 2015, with content reaching 27 million people per month.
In January 2015, we announced, in partnership with Pinstripe Media, that we will launch Tagroom Success to teach young adults how to make money, how to take care of their money and how to enjoy their wealth wisely.
This new media destination will soon be launched for Australia’s Gen Y audience aiming to be the nation’s first and foremost source of informative and inspirational media covering topics from personal finance, savings and investment, business and entrepreneurship, through to career and lifestyle.
Our partner in Tagroom Success is Pinstripe Media, a company that was founded by business and finance media commentator David Koch. Pinstripe Media has long been specialising in business and finance production and publishing across various outlets from broadcast television to print and digital content.
Tagroom Success will initially launch as a vertical within the existing Tagroom site. Tagroom Success remains in the early planning phase, as we are working on our content strategy, launch phase and social media influencer marketing strategy.
Deals I Love
In July 2013, MOKO acquired a 51% controlling interest in Deals I Love (Australia) Pty Limited (“DIL”), an Australian based online, flash sales and e-commerce product sales business. DIL sells internationally and domestically sourced merchant products to customers across the internet and mobile interfaces through its website, www.dealsilove.com.au. The purpose of this acquisition was to build a better understanding of mobile commerce and its possible application to the REC*IT user base. We plan to evaluate synergies based on the student data that will be collected in the Fall 2015 semester to see how MOKO can best leverage this asset in the mobile application launches for the Fall 2016 semester.
Industry Background and Market Opportunity
Mobile digital advertising is a large and growing industry. The industry is predicated on a very simple value proposition: mobile advertising pays for the development and implementation of tools and games that mobile device users desire, while providing advertisers access to potential customers.
Because different tools and games (applications or “apps”) may be used by populations with distinct demographic characteristics, advertisers or their agents can broadly direct their message to the people they hope to reach, essentially in the same manner that, for example, a manufacturer of cutlery may choose to advertise in a cooking magazine. Some digital companies like Facebook and Google have a sophisticated understanding of the characteristics of their end-users and therefore can direct advertising with great precision. The unprecedented level of direct consumer access now available through mobile devices is transitioning traditional advertising dollars, including print, radio, and TV, to the mobile channel. According to Magna Global, total mobile advertising spend in the U.S. alone is expected to reach $13.4 billion in 2017 from $3.4 billion in 2012, representing a compounded annual growth rate of 31.8% per year. Several factors are expected to contribute to this growth, including the following:

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There has been a dramatic increase in the number and functionality of mobile devices.   Increased functionality, efficiency, and economic feasibility continue to drive user adoption of connected mobile devices. Smartphones and tablets, in particular, offer users perpetual Internet access and greatly influence the way users consume media.

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Users spend an increasing portion of their time on mobile platforms at the expense of time spent on traditional personal computer, print, radio, and TV-based channels, which will likely lead to an increase in the mobile advertising spend.   Digital content is becoming increasingly accessible via mobile devices. Entertainment, e-commerce, and personal finance, among other activities, are all available at a click of a button. According to eMarketer, in 2012, users spent 12% of their time consuming media via their mobile device, up from 10% in 2011. Mobile represented 3% of total advertising spend in these categories in 2012, up from 1% in 2011. We believe that continued adoption of smart devices, coupled with increasing accessibility of mobile data and time spent on mobile devices, will lead to overall growth and more evenly distributed advertising expenditures.

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There has been a general increase both in the number of applications for mobile devices and in the number of developers of such applications.   The popularity and accessibility of social media, gaming, and e-commerce on mobile devices has driven an increase in both mobile applications and mobile application developers. Ranging from entrepreneurs to corporations, the market recognizes the opportunity in mobile, and its ability to target its users and customers precisely. According to Mobilewalla, at the end of 2011, there were nearly one million applications available across the four major smartphone platforms (iOS, Android, BlackBerry, and Windows), with the number increasing at a rate of 2,000 applications per day. In mid-2013, Apple and Google both announced surpassing the one million available application mark on their iOS and Android platforms, respectively.

Some electronic platforms such as Facebook have positioned themselves as tools for social communities, in most cases by providing a service that organizes and defines a previously diverse and unorganized array of community relationships. However, many social communities exist that are already tightly defined and have needs that are not adequately met by current mobile platforms. Such predefined social communities represent the target audience for us and our custom applications.
These existing social communities have certain recognizable characteristics, which include the following:
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The community possesses essential information that all members of the group need, which often, but not always, is disseminated from a central node;

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Typically, the group currently uses web-based systems that are not designed to be portable and thus are inconvenient to use on mobile devices;

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Group members are united by an interest in a particular activity or pursuit, for example, by political inclination or a sporting activity, and thus naturally represent a definable demographic audience for advertisers; and

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Group members likely would value enhanced social features, such as chatting, peer-to-peer and member-to-group postings, which are not provided by current web-based systems and could be included in a mobile app.

Our Strategy
Our strategy is to provide mobile social community platforms to large organized groups that need to share content and interact efficiently with their members on a regular basis. We then plan to commercialize these platforms with premium targeted mobile advertising.
We target large groups that satisfy several key criteria:
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Target partners must possess a large membership or user-base that has coalesced around a specific suite of information or content;

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Information or content is needed by members of the group for participation in the group, which motivates them to access this information or content frequently;

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Ideally the information or content is not available elsewhere;

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Members of the group want or need to share this information or to interact with other members of the peer group; and

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There is a parent body or central administrator that we can engage to define the organization’s needs and to enter into contractual relationships giving us exclusivity with respect to mobile applications within the community.

Once these factors have been reviewed and deemed to satisfy the core criteria, we must also be in a position to secure exclusivity to access the content and the right to advertise to the membership via our mobile app. We refer to our activities centered on the identification, engagement, and partnering of a social organization as business development, and we have a dedicated team focused on such activities. The business development team, in concert with representatives of the social group, will assess the specific needs of the organization and will outline the minimal specifications of the bespoke app required. The following points summarize the structure of the app that we would then develop:
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A high degree of customization to suit the needs of the partner and its audience/membership;

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Integration of social features and tools;

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Potential to be repurposed in whole or part to other sub-groups; and

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Capability to be wrapped in custom “skin” when the partner’s social group represents a constellation of component subgroups, such as different universities within a multi-university consortium.

After the specifications of an app are defined, our technical and product development team creates the app using our proprietary network architecture to facilitate development. After building a critical audience mass, our sales team can then monetize the new customized mobile app via a blend of mobile advertising models, including:
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The sale of advertising on a sponsorship basis within sections or across whole application; and

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The sale of advertising across a hybrid of the existing marketplace ad types, including:

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CPM — cost per thousand page views (most common for basic banner ads); and

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CPA — performance-based ad placement such as “cost-per-click” or “cost-per-acquisition/action.”

Our sales team sells or intends to sell the advertising either directly to the advertising client or through agencies or brokers such as Millennial Media or MoPub. We anticipate advertising will represent our principal source of revenue in future periods, and we expect in some circumstances we will share revenue with the contracted social organization in exchange for exclusivity. However, in all current contractual arrangements we maintain all or a great majority of advertising revenue, and we intend to do so in future contracts.
We believe that these highly segmented and profiled audiences that are using the customized mobile apps will command premium pricing because of the transparent composition of the audience and its relevancy to a particular advertiser. Moreover, due to the nature of the content and the app itself functioning as a tool rather than as a toy, we believe the users will be considered a premium audience, compared to random users that might be viewing ads within a game or news app.
Our number one priority for the next twelve months is to focus on building unique visitor numbers in each of our three core markets, through intensified marketing of existing products and the development of new products to attract new users within these markets. As of July 31, 2015, we had 10.1 million monthly unique visitors.

In recognition of our key priority of achieving growth in the number of unique visitors to our products, MOKO continually assesses the ongoing contribution of each of our operations towards this objective. Depending on the opportunities and resources available, MOKO may allocate resources away from some activities, even at the expense of short-term revenue growth, in favor of our longer term strategic goals of developing and enhancing our unique visitor base.
In September 2015, MOKO made a strategic decision to focus the Company’s resources on its products aimed at the student market, REC*IT and SPEAKIESY and reduce cash burn from the Company’s other platforms. This decision has been made on the basis that the U.S. student audience is among the most valuable to brands and advertisers and provides huge potential for future monetization and the current state of the securities markets which has posed some challenges to raising additional capital.
Business Development Structure and Pipeline
We have a dedicated business development team operating under the direction of our Chief Executive Officer.
Our pursuit of new partnerships or projects is governed by four main criteria:
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Large incumbent user group or membership base (minimum expectation of 500,000 members);

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Unique content or information that these members need to access;

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Frequency of activity and access to that information/content; and

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Information/content that is not readily supplied or easily available from alternate sources.

Once the above initial criteria have been met, there must also be the opportunity to secure the partnership on an exclusive basis so that we can benefit from the advertising revenues to be generated in connection with developing a customized mobile app for the community.
Given the specific criteria that we have set for our target business development partnerships, we expect that the potential targets would number only a few hundred relevant candidates. Within that relatively small group, our business development team initially intends to focus on the 50 targets we deem most attractive based on the criteria described above.
In 2013 and 2014, we closed four development agreements that met our business development criteria. Additionally, we have an existing pipeline of target partners. We have advanced to commercial negotiations with some of these target partners, and we are at early stages of inquiry or discussion with others.
Our Technology Platform
The MOKO Social Media platform is a base set of proprietary source code, services, infrastructure and administrative tools that allows us to build customized applications for each project. The platform has been built with extensibility and customization in mind to reduce maintenance requirements and to shorten development timelines for new projects.
As our product suite grows, the platform will allow us to efficiently roll out new features and services to other applications or to the entire suite of products.
Currently all services are hosted at Rackspace datacenters using a hybrid of cloud and dedicated servers. Rackspace also provides support for all of our server infrastructure (both cloud and dedicated).
The cloud segment allows rapid deployment to permit on demand capacity and a more cost effective solution (as compared to dedicated hardware). Most of our services are hosted in the cloud and we expect to scale our operations in the cloud as we require increased capacity.
The dedicated segment contains networking, database and storage facilities. This arrangement gives us full control over networking and security aspects of the environment. Both segments are able to communicate based on security policies set by us. Database and storage facilities are shared between our products to maximize cost effectiveness.

We are party to Rackspace’s standard Hosting Services Agreement regarding these facilities on a month to month basis, pursuant to which Rackspace is obligated to provide the hosting services during such period in accordance with an agreed service description, service level guaranties and other technological specifications. Under the standard Hosting Services Agreement, we are required to use reasonable security precautions in connection with our use of Rackspace’s services and to cooperate with Rackspace’s reasonable investigation of service outages, security problems and any suspected breach of the Hosting Services Agreement, including any violation of Rackspace’s Acceptable Use Policy, which mandates Rackspace’s networks or services not be used to engage in, foster, or promote illegal, abusive or irresponsible behavior. Rackspace may terminate the standard Hosting Services Agreement for breach if we fail to make timely payments or if we violate the Acceptable Use Policy more than once (even if we cure each violation).
Competition
We are focused on specific and exclusive agreements to develop our apps and mobile community platforms, and we do not know of any direct competitor with a similar objective. We are, however, aware that there are other companies looking to enter the college intramural mobile App space, although these other companies typically seek to sell schools an “enterprise solution” for a fee, rather than MOKO’s model of providing the App and platform for free with compensation in the form of mobile advertising. For those colleges and universities covered by the IM Leagues agreement, we also enjoy an exclusive grant of rights during the duration of that agreement with respect to the data feeds that would be necessary to make any similar intramural sports App functional.
We also could face competition from companies that develop software for mobile devices and may seek to develop mobile apps for communities other than college and university intramural sports that we will target, although we expect they would do so for an upfront payment for their services rather than exclusive advertising rights. In addition, we face indirect competition from social networking platforms generally, such as Facebook, Twitter or LinkedIn.
We will also have general competition in the market place potentially from companies that focus on tailored digital communities that are seeking to monetize that audience with mobile advertising or mobile commerce. Examples of such companies are Sugar Publishing, Meredith Media, and Mode Media. Each of these companies targets interest groups and provides websites that also may be made available via mobile devices. With respect to advertising sales, our indirect competitors and others may solicit the same or similar advertisers that we might also seek, and therefore they will be in competition with us for the advertiser’s marketing spend. Many of these competitors are better capitalized than we are, which could give them a competitive advantage.
Corporate Organization and History
We have been a publicly traded company on the ASX since 2007. MOKO has three operating subsidiaries: MOKO.mobi, Inc. (“MOKO US”), Deals-I-Love (Australia) Pty Ltd. (“DIL”) and Tagroom Pty. Ltd. (“Tagroom”).
MOKO US is 100% owned by us and its current business is the business strategy and marketing operations of the Customized Mobile Social Advertising (CMSA) projects within the Mobile Advertising operating segment. It is our single U.S. corporate vehicle and as such employs and administers all U.S. staff including the sales and technical staff working on MOKO Performance Network’s activity within the Mobile Advertising operating segment, which includes CMSA business.
DIL was acquired in July 2013 and is 51% owned and is controlled by our company. DIL is a Sydney, Australia based online, flash sales and aspiring e-commerce product sales business. DIL sells merchant product to customers that is sourced internationally and domestically through its website, www.dealsilove.com.au in Australia. We purchased DIL to build a better understanding of mobile commerce and its possible application to the REC*IT user base.
Tagroom is a news and entertainment service that harnesses social, mobile and visual technologies used by contemporary consumers, (www.tagroom.com). Tagroom is 80% owned and controlled by our company and has been allocated to the Mobile Advertising segment in Australia. The acquisition had an effective transaction date of October 1, 2014.

Sales, Marketing and Key Partners
Our sales, marketing and business development teams are principally based in New York, NY and are headed by our Chief Revenue Officer. Additionally, in Australia, there is a sales and marketing team in relation to mobile commerce.
Our advertising and affiliate marketing business, MOKO Performance Network, is based in New York and is integrated as part of our customized mobile social advertising business development strategy. Our key existing brands include REC*IT, RunHaven, and BlueNationReview.com, and our primary operational team has offices in Alexandria, Virginia. Our key partners for the REC*IT app are IML and BigTeams. Our partners for RunHaven include Bill Reifsnyder and ProVentures, and our partner for Blue Nation Review is Mr. Jimmy Williams.
IML
On October 10, 2013, we entered into an exclusive agreement with IML. IML operates the imleagues.com sports website used by recreational and intramural sports departments. Over 950 colleges and universities across the U.S. currently use IML’s website. The IML website offers a suite of tools from online signup to comprehensive scheduling required to manage college intramural leagues. Pursuant to the agreement, we have secured the exclusive mobile rights to IML’s data, including student and team schedules, fixtures, standings, statistics and news feeds in exchange for fees that vary generally based on the number of participants in the IML portfolio that implement REC*IT. The agreement includes an initial three-year term of exclusivity, which may be extended at the option of IML for an additional term of a duration to be mutually agreed upon, and obligates us to maintain, to develop, and with the assistance of IML, to promote REC*IT free of charge to all the colleges and universities in the IML portfolio. We are also responsible for the development, pricing and inclusion of mobile digital advertising, which we plan to manage through our U.S. mobile advertising division. IML is entitled to a minority share of the revenue generated from the IML portfolio colleges.
In January 2015, we entered into an amended agreement with IML. This amended agreement automatically renews for an unlimited number of additional one year terms until we elect to terminate with the effect of providing us with exclusive rights in perpetuity, subject to us meeting the conditions of advance payments and standard operational responsibilities. The amended agreement also changes the commercial terms from a flat license fee to a minimum guarantee against a 10% revenue share on the net revenues from REC*IT.
RunHaven
On December 23, 2013 we announced an exclusive agreement to develop RunHaven, a mobile digital community for running enthusiasts in the United States. Signatories to the agreement include Mr. William (Bill) Reifsnyder. Under the agreement, we are responsible for providing online and mobile tools to advance communication and efficiencies within the running community. The tools are intended to enable runners to find, research, register for, and book travel to races around the country. The platform will also offer industry news, including training tips, nutritional guidance, injury treatment and prevention, and product reviews and suggestions. Our partners have transferred to MOKO the rights to the RunHaven App and are obligated to develop it for the benefit of MOKO. Bill Reifsynder is entitled to a minority share in the revenue generated from the RunHaven platform as well as a portion of the proceeds in the event MOKO sells the RunHaven App.
Bill Reifsnyder is a full-time employee of MOKO and actively engages with the RunHaven team. He has been engaged in many facets of running for the last three decades. As a professional road racer, Reifsnyder was ranked as high as #2 in the world by Runner’s World magazine (1991) and was twice the U.S. National Marathon champion (1989 and 1991). After retiring from professional racing, he oversaw the running category for adidas, having responsibility for managing more than 60 sponsored runners and track and field athletes and implementing more than 100 running events, including the sponsorship of the Boston Marathon. In 2008, Reifsnyder founded VO2 Marketing, a marketing consultancy in Philadelphia specializing in endurance sports, and was also the Executive Director of the National Marathon and Half Marathon in Washington, DC.

Additionally, ProVentures, a sports and entertainment agency based in Alexandria, Virginia, agreed to be the exclusive marketing agency. The company assists RunHaven with the overall strategic direction of the property, including branding, marketing, and promotions.
Blue Nation Review
On January 1, 2014 we entered an exclusive agreement with Mr. Jimmy Williams, a noted political commentator, to co-develop (through his affiliated consulting entity) a mobile digital community for progressive political commentators, observers, grass-root activists, and watchers of the political scene in the U.S. This project is called Blue Nation Review. Under the agreement, which has an initial term of three years, MOKO will design and implement a mobile politics portal that will provide a hub for political news and conversation, and will enable the creation of sub-committees and groups around specific issues or political campaigns. Mr. Williams is obligated to publish a certain number of commentary articles each week and join the social interaction (including through tweets) on issues including minority rights, immigration, marriage equality, women’s interests, social and economic equality, and libertarian and privacy issues. Additionally, Mr. Williams is obliged to recruit specialist contributors to create and to feed content for Blue Nation Review.
Mr. Williams is associated with Politico and MSNBC, and writes daily for USnews.com, hypervocal.com, and jimmyspolitics.com. He spent nearly seven years as a senior staffer in the United States Senate, including nearly five years with Senate Majority Whip Dick Durbin. As a lobbyist, Jimmy represented multiple interests before the U.S. Congress and Executive branch, including the real estate, banking, wine and spirits, and speed-racing industries.
We own the application and all intellectual property surrounding the mobile property developed. Mr. Williams receives a monthly payment, options and a minority share of the net revenues of Blue Nation Review commencing May 1, 2014.
Research and Development
Our Technical and Product Development teams perform our research and development. These teams comprise seventeen full time employees located in Perth, Western Australia. They are led by our Chief Technical Officer. Since 2007, we have expanded our research and development effort to focus on designing, building and commercializing our core mobile internet platform. Historically and principally, this activity has consisted of internal labor efforts and technological expenditures. Our accounting policy has always been to expense such expenditures. The research and development activity has historically been supported by Australian federal government grants and by concessional income taxation treatment under the Income Tax Act, 1936 (Cth) in Australia (the Act), which has provided cash rebates to us through its annual income taxation filings. In April 2015, we received $957,615 as a cash rebate for our 2014 fiscal year.
We expect our future research and development activities to relate to leveraging our core mobile platform through development of specific community platforms for common interest groups in the U.S. and commercializing and monetizing these developments via customized mobile social advertising.
The ongoing availability of Australian government financial support for research and development activities is subject to various tests and legislative change, and there can be no assurance that such financial support will be available to support our expected future research and development activities.
Property
We currently lease the following properties:
Location	Use of Property	Area
New York, New York	Sales & Operations	3,600 sq ft
Perth, Western Australia, Australia	R&D and Registered Office	100 sq m
Alexandria, Virginia	HQ	6,166 sq ft
Sydney City, Sydney, Australia	Finance & Admin	40 sq m

On November 7, 2014, we entered into a three-year lease in New York City for a property to serve as our Sales & Operations center. Our advertising sales team and affiliate marketing business MOKO Performance Network are based in New York City. They are integrated as part of the custom mobile social advertising business development strategy.
On August 26, 2014, we entered into a three-year lease in Alexandria, VA for a property to serve as our corporate headquarters. In addition, the Virginia office houses our business development function as well as project operations, including the operational teams for REC*IT, RunHaven, and Blue Nation Review.
The Perth office is on a monthly agreement with the landlord as a long-standing arrangement. The Perth facility houses personnel focused on research and technology development.
The month-to-month Sydney shared office arrangement is with an entity related to our Chairman, Greg McCann.
Our key existing brands include REC*IT, RunHaven, and Blue Nation Review. The operational teams for these brands are located in Alexandria, Virginia.
Insurance
We hold international jurisdictional directors and officers insurance with AIG Australia Ltd. with coverage limits we believe are customary in our industry.
Intellectual Property Rights
We protect our intellectual property through a combination of license agreements, copyright, trade secrecy laws, and other methods of restricting disclosure and transferring title. We developed most of our intellectual property internally by our employees and under work for hire arrangements with third parties. We enter into confidentiality agreements with our employees, consultants, vendors, and partners. We also enter into license agreements with third parties and generally seek to control access to and distribution of our technology, documentation, and other proprietary information. You should be aware that the legal status of intellectual property on the internet is currently subject to various uncertainties.
We currently have neither patents nor any pending patent applications in either Australia or the U.S. for our current mobile services. We presently rely on copyright protection for our various trade names including “REC*IT,” “MOKO.Chat,” and “Griffin.” We are seeking trademark protection for certain trade names that we believe are important to our business, and we intend to seek trademark protection in the future for new brands and products as we develop them.
Employees
As of June 30, 2015, we had 67 full time equivalent employees, including independent contractors. Our employees are all contracted to us through individual employment agreements. Management considers labor relations to be good. At each date shown, we had the following employees, broken out by department and geography:
At June 30, 2015
Function:
Technical and product development	16
Sales, Marketing and operations	38
Corporate, Finance and administration	13
Total:	67
Geography:
Australia	29
United States of America	38
Total:	67

Legal Proceedings
We have instituted legal proceedings against one supplier regarding an account payable over which there is a disagreement. While we do not expect the resolution of this dispute to have a significant effect on our financial position or profitability, there can be no assurance that we will prevail in these proceedings, and we may be required to pay damages to such supplier, which would adversely affect our financial position.
Government Regulation
We are subject to a number of U.S. federal and state and foreign laws and regulations that involve matters central to our business. These laws and regulations may involve privacy, data security, advertising, rights of publicity, data protection, content regulation, intellectual property, competition, protection of minors, consumer protection, taxation or other subjects. Many of these laws and regulations are still evolving and being tested in courts and could be interpreted in ways that could harm our business. In addition, the application and interpretation of these laws and regulations often are uncertain, particularly in the new and rapidly evolving industry in which we operate.
We are also subject to federal, state and foreign laws regarding privacy and the protection of user data. Foreign data protection, privacy, consumer protection, content regulation and other laws and regulations are often more restrictive than those in the United States. There are also a number of legislative proposals pending before the U.S. Congress, various state legislative bodies and foreign governments concerning data protection, tracking, behavioral advertising and consumer protection that could affect us.
In recent years, other social media companies, to resolve investigations into various incidents, have entered into settlement agreements and consent decrees with the Federal Trade Commission that, among other things, require them to establish an information security program designed to protect non-public consumer information and also require that they obtain periodic independent security assessments. Violation of any regulatory orders, settlements, or consent decrees that we may be required to enter into could subject us to substantial monetary fines and other penalties that could negatively affect our financial condition and results of operations.
For additional information, see the section titled “Risk Factors — Our business is subject to complex and evolving laws, regulations and self-regulatory principles and frameworks internationally. These laws, regulations and self-regulatory principles and frameworks are subject to change and uncertain interpretation, and could result in claims, changes to our business practices, monetary penalties, increased cost of operations or declines in user growth, user engagement or ad engagement, or otherwise harm our business” in our annual report on Form 20-F for the year ended June 30, 2014 incorporated by reference herein.

UNDERWRITING
Aegis Capital Corp. is acting as the representative of the underwriters of the offering, or the representative. We have entered into an underwriting agreement, dated October 29, 2015, with the representative. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to each underwriter named below and each underwriter named below has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the number of ADSs listed next to its name in the following table:
Underwriter	Number of ADSs
Aegis Capital Corp.	1,500,000
Total	1,500,000

The underwriters are committed to purchase all the ADSs offered by us other than those covered by the option to purchase additional ADSs described below. The obligations of the underwriters may be terminated upon the occurrence of certain events specified in the underwriting agreement. Furthermore, pursuant to the underwriting agreement, the underwriters’ obligations are subject to conditions, representations and warranties contained in the underwriting agreement, such as receipt by the underwriters of officers’ certificates and legal opinions.
We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect thereof.
The underwriters are offering the ADSs, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions specified in the underwriting agreement. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.
The underwriters propose to offer the ADSs to the public at the public offering price set forth on the cover of this prospectus supplement. In addition, the underwriters may offer some of the ADSs to other securities dealers at such price less a concession of  $0.05 per ADS. After the initial offering, the public offering price and concession to dealers may be changed.
We have granted the underwriters an over-allotment option. This option, which is exercisable for up to forty-five (45) days after the date of this prospectus supplement, permits the underwriters to purchase a maximum of 225,000 additional ADSs from us. If the underwriters exercise all or part of this option, they will purchase ADSs covered by the option at the public offering price that appears on the cover page of this prospectus supplement, less the underwriting discount. If this option is exercised in full, the total price to the public will be approximately $2,932,500 and the total proceeds to us, before expenses, will be approximately $2,727,225.
Discounts and Commissions.   The following table shows the public offering price, underwriting discount and proceeds, before expenses, to us. The information assumes either no exercise or full exercise by the underwriters of their option.
	Per ADS	Total Without Over-Allotment Option	Total With Over- Allotment Option
Public offering price	$1.70	$2,550,000	$2,932,500
Underwriting discount (7.0%)	$0.119	$178,500	$205,275
Proceeds, before expenses, to us	$1.581	$2,371,500	$2,727,225
Non-accountable expense allowance (1.0%)(1)	$0.017	$25,500	$25,500

(1)
The expense allowance of 1.0% is not payable with respect to the ADSs sold upon exercise of the underwriters’ over-allotment option, if any.

We have paid an expense deposit of  $5,000 to the representative, which will be applied against the accountable expenses that will be paid by us to the representative in connection with this offering. The underwriting agreement provides that in the event the offering is terminated, the $5,000 expense deposit paid to the representative will be returned to us to the extent that offering expenses are not actually incurred by the representative.

We have agreed to pay certain of the underwriters’ expenses relating to the offering, including: (a) all fees incurred in clearing this offering with FINRA; (b) all fees, expenses and disbursements relating to background checks of the Company’s officers and directors in an amount not to exceed $5,000 in the aggregate; (c) all fees, expenses and disbursements relating to the registration, qualification or exemption of securities offered under the securities laws of such foreign jurisdictions as the underwriters may reasonably designate; (d) the fees and expenses of counsel to the underwriters not to exceed $75,000; and (e) $10,000 associated with the use of Ipreo’s book building, prospectus tracking and compliance software for this offering. The total of any advanced payments will be refundable to the extent not actually incurred in compliance with FINRA Rule 5110(f)(2)(C).
We estimate that the total expenses of the offering payable by us, excluding the underwriting discount and expense reimbursement, will be approximately $331,235.
Lock-Up Agreements.   We, our directors and executive officers expect to enter into lock-up agreements with the representative prior to the commencement of this offering pursuant to which each of these persons or entities, for a period of ninety (90) days from the date of this prospectus supplement without the prior written consent of the representative, agree not to (1) offer, pledge, issue, sell, contract to sell, encumber, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any of our ordinary shares or any securities convertible into or exercisable or exchangeable for our ordinary shares owned or acquired on or prior to the closing date of this offering (including any ordinary shares acquired after the closing date of this offering upon the conversion, exercise or exchange of such securities); (2) file or caused to be filed any registration statement relating to the offering of any of our ordinary shares or any securities convertible into or exercisable or exchangeable for our ordinary shares; or (3) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the ordinary shares, whether any such transaction described in clause (1), (2) or (3) above is to be settled by delivery of shares of capital stock or such other securities, in cash or otherwise, other than (a) the issuance and/or sale of securities in connection with a business acquisition, joint ventures or partnerships (so long as the purpose of such issuance is not solely for capital raising), or (b) the issuance of securities as compensation.
Electronic Offer, Sale and Distribution Shares.   A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The representative may agree to allocate a number of ADSs to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of, nor incorporated by reference into, this prospectus supplement or the registration statement of which this prospectus supplement forms a part, has not been approved or endorsed by us or any underwriter in its capacity as underwriter, and should not be relied upon by investors.
Other Relationships.   Certain of the underwriters and their affiliates have provided, and may in the future provide, various investment banking, commercial banking and other financial services for us and our affiliates for which they have received, and may in the future receive, customary fees and expense reimbursements. Except as disclosed below, we have no present arrangements with any of the underwriters for any further services.
Stabilization.   In connection with this offering, the underwriters may engage in stabilizing transactions, overallotment transactions, syndicate covering transactions, penalty bids and purchases to cover positions created by short sales.
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Stabilizing transactions permit bids to purchase ADSs so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the shares while the offering is in progress.

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Overallotment transactions involve sales by the underwriters of ADSs in excess of the number of ADSs the underwriters are obligated to purchase. This creates a syndicate short position which may be either a covered short position or a naked short position. In a covered short position, the number of ADSs over-allotted by the underwriters is not greater than the number of ADSs that they may purchase pursuant to their option to purchase additional shares. In a naked short position, the number of ADSs involved is greater than the number of ADSs pursuant to their option to purchase additional ADSs. The underwriters may close out any short position by exercising their option to purchase additional ADSs and/or purchasing ADSs in the open market.

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Syndicate covering transactions involve purchases of ADSs in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of ADSs to close out the short position, the underwriters will consider, among other things, the price of ADSs available for purchase in the open market as compared with the price at which they may purchase ADSs through exercise of their option to purchase additional ADSs. If the underwriters sell more ADSs than could be covered by exercise of the option to purchase additional ADSs and, therefore, have a naked short position, the position can be closed out only by buying ADSs in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the ADSs in the open market that could adversely affect investors who purchase in the offering.

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Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the ADSs originally sold by that syndicate member are purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our ADSs or ordinary shares or preventing or retarding a decline in the market price of our ADSs or ordinary shares. As a result, the price of our ADSs or ordinary shares in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our ADSs or ordinary shares. These transactions may be effected on the NASDAQ Global Market, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.
Passive market making.   In connection with this offering, underwriters and selling group members may engage in passive market making transactions in our ADSs on the NASDAQ Global Market in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the ADSs and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, then that bid must then be lowered when specified purchase limits are exceeded.
Right of First Refusal.   For a period of twelve (12) months from the date of closing of this offering, Aegis Capital Corp., the representative, shall have an irrevocable right of first refusal to act as investment banker, sole book-runner and/or sole placement agent, at the representative’s sole discretion, for each of our future public and private equity and debt offerings, including all equity linked financings, in the U.S. We have the sole right to determine whether or not any other broker dealer shall have the right to participate in any such offering and the economic terms of any such participation.
Offer restrictions outside the United States
Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.
Australia
This prospectus supplement is not a disclosure document under Chapter 6D of the Australian Corporations Act, has not been lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under Chapter 6D of the Australian Corporations Act. Accordingly, (i) the offer of the ADSs under this prospectus supplement is only made to persons to whom it is lawful to offer the ADSs without disclosure under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in section 708 of the Australian Corporations Act, (ii) this prospectus supplement is made available in Australia only to those persons as set forth in clause (i) above, and (iii) the offeree must be sent a notice stating in substance that by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (i) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the ADSs sold to the offeree within twelve (12) months after its transfer to the offeree under this prospectus supplement.
China
The information in this document does not constitute a public offer of the ADSs, whether by way of sale or subscription, in the People’s Republic of China (excluding, for purposes of this paragraph, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan). The ADSs may not be offered or sold directly or indirectly in the PRC to legal or natural persons other than directly to “qualified domestic institutional investors.”
European Economic Area-Belgium, Germany, Luxembourg and Netherlands
The information in this document has been prepared on the basis that all offers of ADSs will be made pursuant to an exemption under the Directive 2003/71/EC (“Prospectus Directive”), as implemented in Member States of the European Economic Area (each, a “Relevant Member State”), from the requirement to produce a prospectus for offers of securities.
An offer to the public of ADSs has not been made, and may not be made, in a Relevant Member State except pursuant to one of the following exemptions under the Prospectus Directive as implemented in that Relevant Member State:
(a) to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;
(b) to any legal entity that has two or more of  (i) an average of at least 250 employees during its last fiscal year; (ii) a total balance sheet of more than €43,000,000 (as shown on its last annual unconsolidated or consolidated financial statements) and (iii) an annual net turnover of more than €50,000,000 (as shown on its last annual unconsolidated or consolidated financial statements);
(c) to fewer than 100 natural or legal persons (other than qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive) subject to obtaining the prior consent of the Company or any underwriter for any such offer; or
(d) in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of ADSs shall result in a requirement for the publication by the Company of a prospectus pursuant to Article 3 of the Prospectus Directive.
France
This document is not being distributed in the context of a public offering of financial securities (offre au public de titres financiers) in France within the meaning of Article L.411-1 of the French Monetary and Financial Code (Code monétaire et financier) and Articles 211-1 et seq. of the General Regulation of the French Autorité des marchés financiers (“AMF”). The ADSs have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France.

This document and any other offering material relating to the ADSs have not been, and will not be, submitted to the AMF for approval in France and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in France.
Such offers, sales and distributions have been and shall only be made in France to (i) qualified investors (investisseurs qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-1 to D.411-3, D.744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation and/or (ii) a restricted number of non-qualified investors (cercle restreint d’investisseurs) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-4, D.744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation.
Pursuant to Article 211-3 of the General Regulation of the AMF, investors in France are informed that the ADSs cannot be distributed (directly or indirectly) to the public by the investors otherwise than in accordance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Monetary and Financial Code.
Ireland
The information in this document does not constitute a prospectus under any Irish laws or regulations and this document has not been filed with or approved by any Irish regulatory authority as the information has not been prepared in the context of a public offering of securities in Ireland within the meaning of the Irish Prospectus (Directive 2003/71/EC) Regulations 2005 (the “Prospectus Regulations”). The ADSs have not been offered or sold, and will not be offered, sold or delivered directly or indirectly in Ireland by way of a public offering, except to (i) qualified investors as defined in Regulation 2(l) of the Prospectus Regulations and (ii) fewer than 100 natural or legal persons who are not qualified investors.
Israel
The ADSs offered by this prospectus supplement have not been approved or disapproved by the Israeli Securities Authority, or “ISA,” nor have such ADSs been registered for sale in Israel. The ADSs may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus. The ISA has not issued permits, approvals or licenses in connection with the offering or publishing the prospectus supplement; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the ADSs being offered. Any resale in Israel, directly or indirectly, to the public of the ADSs offered by this prospectus supplement is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.
Italy
The offering of the ADSs in the Republic of Italy has not been authorized by the Italian Securities and Exchange Commission (Commissione Nazionale per le Società e la Borsa, “CONSOB”) pursuant to the Italian securities legislation and, accordingly, no offering material relating to the ADSs may be distributed in Italy and such securities may not be offered or sold in Italy in a public offer within the meaning of Article 1.1(t) of Legislative Decree No. 58 of 24 February 1998 (“Decree No. 58”), other than:
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to Italian qualified investors, as defined in Article 100 of Decree no. 58 by reference to Article 34-ter of CONSOB Regulation no. 11971 of 14 May 1999 (“Regulation no. 1197l”) as amended (“Qualified Investors”); and

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in other circumstances that are exempt from the rules on public offer pursuant to Article 100 of Decree No. 58 and Article 34-ter of Regulation No. 11971 as amended.

Any offer, sale or delivery of the ADSs or distribution of any offer document relating to the ADSs in Italy (excluding placements where a Qualified Investor solicits an offer from the issuer) under the paragraphs above must be:
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made by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of 1 September 1993 (as amended), Decree No. 58, CONSOB Regulation No. 16190 of 29 October 2007 and any other applicable laws; and

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in compliance with all relevant Italian securities, tax and exchange controls and any other applicable laws.

Any subsequent distribution of the ADSs in Italy must be made in compliance with the public offer and prospectus requirement rules provided under Decree No. 58 and the Regulation No. 11971 as amended, unless an exception from those rules applies. Failure to comply with such rules may result in the sale of such ADSs being declared null and void and in the liability of the entity transferring the ADSs for any damages suffered by the investors.
Japan
The ADSs have not been and will not be registered under Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948), as amended (the “FIEL”) pursuant to an exemption from the registration requirements applicable to a private placement of securities to Qualified Institutional Investors (as defined in and in accordance with Article 2, paragraph 3 of the FIEL and the regulations promulgated thereunder). Accordingly, the ADSs may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan other than Qualified Institutional Investors. Any Qualified Institutional Investor who acquires ADSs may not resell them to any person in Japan that is not a Qualified Institutional Investor, and acquisition by any such person of ADSs is conditional upon the execution of an agreement to that effect.
Portugal
This document is not being distributed in the context of a public offer of financial securities (oferta pública de valores mobiliários) in Portugal, within the meaning of Article 109 of the Portuguese Securities Code (Código dos Valores Mobiliários). The ADSs have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in Portugal. This document and any other offering material relating to the ADSs have not been, and will not be, submitted to the Portuguese Securities Market Commission (Comissão do Mercado de Valores Mobiliários) for approval in Portugal and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in Portugal, other than under circumstances that are deemed not to qualify as a public offer under the Portuguese Securities Code. Such offers, sales and distributions of ADSs in Portugal are limited to persons who are “qualified investors” (as defined in the Portuguese Securities Code). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.
Sweden
This document has not been, and will not be, registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this document may not be made available, nor may the ADSs be offered for sale in Sweden, other than under circumstances that are deemed not to require a prospectus under the Swedish Financial Instruments Trading Act (1991:980) (Sw. lag (1991:980) om handel med finansiella instrument)). Any offering of ADSs in Sweden is limited to persons who are “qualified investors” (as defined in the Financial Instruments Trading Act). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.
Switzerland
The ADSs may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering material relating to the ADSs may be publicly distributed or otherwise made publicly available in Switzerland.
Neither this document nor any other offering material relating to the ADSs have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of ADSs will not be supervised by, the Swiss Financial Market Supervisory Authority.

This document is personal to the recipient only and not for general circulation in Switzerland.
United Arab Emirates
Neither this document nor the ADSs have been approved, disapproved or passed on in any way by the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates, nor has the Company received authorization or licensing from the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates to market or sell the ADSs within the United Arab Emirates. This document does not constitute and may not be used for the purpose of an offer or invitation. No services relating to the ADSs, including the receipt of applications and/or the allotment or redemption of such ADSs, may be rendered within the United Arab Emirates by us.
No offer or invitation to subscribe for ADSs is valid or permitted in the Dubai International Financial Centre.
United Kingdom
Neither the information in this document nor any other document relating to the offer has been delivered for approval to the Financial Services Authority in the United Kingdom and no prospectus (within the meaning of section 85 of the Financial Services and Markets Act 2000, as amended (“FSMA”)) has been published or is intended to be published in respect of the ADSs. This document is issued on a confidential basis to “qualified investors” (within the meaning of section 86(7) of FSMA) in the United Kingdom, and the ADSs may not be offered or sold in the United Kingdom by means of this document, any accompanying letter or any other document, except in circumstances which do not require the publication of a prospectus pursuant to section 86(1) FSMA. This document should not be distributed, published or reproduced, in whole or in part, nor may its contents be disclosed by recipients to any other person in the United Kingdom.
Any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received in connection with the issue or sale of the ADSs has only been communicated or caused to be communicated and will only be communicated or caused to be communicated in the United Kingdom in circumstances in which section 21(1) of FSMA does not apply to the Company.
In the United Kingdom, this document is being distributed only to, and is directed at, persons (i) who have professional experience in matters relating to investments falling within Article 19(5) (investment professionals) of the Financial Services and Markets Act 2000 (Financial Promotions) Order 2005 (“FPO”); (ii) who fall within the categories of persons referred to in Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the FPO; or (iii) to whom it may otherwise be lawfully communicated (together “relevant persons”). The investments to which this document relates are available only to, and any invitation, offer or agreement to purchase will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.
LEGAL MATTERS
The validity of the ADSs and certain legal matters with respect to United States law will be passed upon for us by Loeb & Loeb LLP, New York, New York. The validity of the ordinary shares and other legal matters in connection with this offering with respect to Australia law will be passed upon for us by Addisons Lawyers, Australia. Certain legal matters for the underwriters will be passed upon by McDermott Will & Emery LLP, New York, New York.
EXPERTS
The consolidated financial statements of MOKO and its subsidiaries as of June 30, 2015, 2014 and 2013 and for each of the years in the three-year period ended June 30, 2014, have been incorporated by reference herein and in the registration statement in reliance upon the reports of BDO East Coast Partnership, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form F-3 under the Securities Act with respect to the offer and sale of securities pursuant to this prospectus supplement. This prospectus supplement, filed as a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules thereto in accordance with the rules and regulations of the SEC and no reference is hereby made to such omitted information. Statements made in this prospectus supplement concerning the contents of any contract, agreement or other document filed as an exhibit to the registration statement are summaries of all of the material terms of such contract, agreement or document, but do not repeat all of their terms. Reference is made to each such exhibit for a more complete description of the matters involved and such statements shall be deemed qualified in their entirety by such reference. The registration statement and the exhibits and schedules thereto filed with the SEC may be inspected, without charge, and copies may be obtained at prescribed rates, at the public reference facility maintained by the SEC at its principal office at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference facility by calling 1-800-SEC-0330. The SEC also maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically through the SEC’s Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) system, including the Company, which can be accessed at http://www.sec.gov. For further information pertaining to the securities offered by this prospectus supplement and MOKO, reference is made to the registration statement.
MOKO furnishes reports and other information to the SEC. You may read and copy any document we furnish at the SEC’s public reference facilities and the website of the SEC referred to above. MOKO’s file number with the SEC is 001-36488, and we began filing through EDGAR beginning on February 28, 2014.
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
We incorporate by reference the filed documents listed below, except as superseded, supplemented or modified by this prospectus supplement:
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our Annual Report on Form 20-F for the fiscal year ended June 30, 2014, filed with the SEC on October 31, 2014;

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our Annual Report for the year ended June 30, 2015, included as Exhibit 99.2 to the Report of Foreign Private Issuer on Form 6-K filed with the SEC on September 30, 2015;

•
the description of our ordinary shares contained in our Registration Statement on Form F-1, as amended, under the Securities Act of 1933, as amended (the “Securities Act”), as originally filed with the SEC on May 19, 2014 (Registration No. 333-196073) under the heading “Description of Securities” and as incorporated into our Registration Statement on Form 8-A, filed with the SEC on June 10, 2014;

•
any Form 20-F, 10-K, 10-Q or 8-K filed with the SEC after the date of this prospectus supplement and prior to the termination of this offering of securities (except to the extent such reports are furnished but not filed with the SEC); and

•
any Report on Form 6-K submitted to the SEC after the date of this prospectus supplement and prior to the termination of this offering of securities, but only to the extent that the forms expressly state that we incorporate them by reference in this prospectus supplement.

Potential investors, including any beneficial owner, may obtain a copy of any of the documents summarized herein (subject to certain restrictions because of the confidential nature of the subject matter) or any of our SEC filings incorporated by reference herein without charge by written or oral request directed to Emma Waldon, Company Secretary, MOKO Social Media Limited, Level 1, Suite 5, 442 Beaufort Street, Highgate, Western Australia 6003, Australia. The telephone number at our executive office is (571) 982-3000.
You should rely only on the information incorporated by reference or provided in this prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of those documents.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein, or in a subsequently filed document incorporated by reference herein, modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this prospectus supplement.

PROSPECTUS
$40,000,000
MOKO SOCIAL MEDIA LIMITED
ADSs
Ordinary Shares
Preferred Shares
Warrants
Subscription Rights
Debt Securities
Units
We may offer ordinary shares, no par value, American depositary shares, or ADSs, with each ADS representing forty ordinary shares, preferred shares, no par value, warrants, subscription rights, debt securities and/or units from time to time. When we decide to sell securities, we will provide specific terms of the offered securities, including the offering prices of the securities, in a prospectus supplement. The securities offered by the Registrant pursuant to this prospectus will have an aggregate public offering price of up to $40,000,000.
The securities covered by this prospectus may be offered and sold from time to time in one or more offerings, which may be through one or more underwriters, dealers and agents, or directly to the purchasers. The names of any underwriters, dealers or agents, if any, will be included in a supplement to this prospectus.
This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. The specific terms of any securities to be offered, and the specific manner in which they may be offered, will be described in one or more supplements to this prospectus. A prospectus supplement may also add, update or change information contained in this prospectus.
Our ADSs are traded on the NASDAQ Global Market under the symbol “MOKO”.
Our principal offices are located at 320 King Street, Alexandria, Virginia. Our telephone number at that address is (571) 982-3000.
Investing in these securities involves certain risks. Please carefully consider the “Risk Factors” in Item 3(D) of our most recent Annual Report on Form 20-F incorporated by reference in this prospectus, the “Risk Factors” beginning on page 3 of this prospectus, and in any applicable prospectus supplement, for a discussion of the factors you should consider carefully before deciding to purchase these securities.
Neither the Securities and Exchange Commission nor any state or other securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
Prospectus dated August 7, 2015

i

PROSPECTUS SUMMARY
Our Business
Moko Social Media (“MOKO” or “we”) began as a company engaged in the development of proprietary mobile social community platforms and mobile content sales in Australia in 2004. During the following eight years, we expanded beyond Australia to the United Kingdom, United States and parts of South-East Asia, leveraging our platform’s proprietary network architecture with a range of capabilities, including Customer Relationship Management (CRM), Data Mining, Moderation (censorship), Billing, Advertising Placement, Performance Monitoring, and Content Management. We believe that our current platform, which was built both through in-house development and by means of acquisition and integration of complementary intellectual property, represents technology that is potentially applicable to numerous social communities while being scalable within those communities.
In 2012, we made a strategic shift away from accessing a user base via third parties (involving revenue sharing agreements and other factors that rendered our business model unprofitable) to providing customized mobile social community platforms to large organized groups that need to share content and to interact efficiently with their members on a regular basis. These customized mobile platform solutions are developed entirely by us and then distributed at no charge to these groups and their members, in return for certain exclusive access and for advertising rights. We plan to commercialize these products with premium targeted mobile advertising.
We believe that we are different from traditional online social media because we build highly tailored mobile community applications that generic social networks generally do not. Our technology platform has been designed to enable a high degree of flexibility, permitting us to design and build customized applications.
Social communities we have secured to serve through contractual relationships include those of U.S. university intramural sports participants, U.S. high school students, U.S. running enthusiasts, participants in progressive U.S. politics and millennial women (i.e. between the ages of 18-34).
We have recently defined three core markets to focus on and our product development and acquisition efforts will seek to expand products and activities within these core areas:
•
Student Group — REC*IT, BigTeams powered by REC*IT and Speakiesy are key products in this group.

•
Active Lifestyle Group — RunHaven is the main product in the Active Lifestyle Group. It is our intention to merge the RaceAdvizor app into the RunHaven app.

•
Political Group — BNR and VOYCIT are the main products in the political group.

We also have two other products called Tagroom and Deals I Love that are designed to assist in serving our three core markets.
The Securities We May Offer
We may use this prospectus to offer up to $40,000,000 of:
•
American depositary shares, or ADSs;

•
ordinary shares;

•
preferred shares;

•
warrants;

•
subscription rights;

•
debt securities; and

•
units, which may consist of any combination of the above securities.

We may also offer securities of the types listed above that are convertible or exchangeable into one or more of the securities listed above.

RISK FACTORS
An investment in our securities involves risk. Before you invest in securities issued by us, you should carefully consider the risks involved. Accordingly, you should carefully consider:
•
the information contained in or incorporated by reference into this prospectus;

•
the information contained in or incorporated by reference into any prospectus supplement relating to specific offerings of securities;

•
the risks described in our Annual Report on Form 20-F for our fiscal year ended June 30, 2014, on file with Securities and Exchange Commission, which is incorporated by reference into this prospectus; and

•
other risks and other information that may be contained in, or incorporated by reference from, other filings we make with the SEC, including in any prospectus supplement relating to specific offerings of securities.

The discussion of risks related to our business contained in or incorporated by reference into this prospectus or into any prospectus supplement comprises material risks of which we are aware. If any of the events or developments described actually occurs, our business, financial condition or results of operations would likely suffer.

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we filed with the United States Securities and Exchange Commission (the “SEC”) utilizing a shelf registration process. Under this shelf registration process, we may sell from time to time up to $40,000,000 of any combination of the securities described in this prospectus.
This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information contained in this prospectus and any prospectus supplement, you should rely on the information contained in that particular prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”
You should rely only on the information provided in this prospectus and the prospectus supplement, as well as the information incorporated by reference. We have not authorized anyone to provide you with additional or different information. We are not making an offer of these securities in any jurisdiction or state where the offer is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or any documents incorporated by reference herein or therein is accurate as of any date other than the date of the applicable document.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This report contains forward-looking statements that are based on our current expectations, assumptions, estimates and projections about us and our industry. All statements other than statements of historical fact in this report are forward-looking statements. These forward-looking statements can be identified by words or phrases such as “may,” “will,” “expect,” “anticipate,” “estimate,” “plan,” “believe,” “is/are likely to” or other similar expressions. The forward-looking statements included in this report relate to, among others:
•
our goals and strategies;

•
our future business development, results of operations and financial condition;

•
our ability to protect our intellectual property rights;

•
projected revenues, profits, earnings and other estimated financial information;

•
our ability to maintain strong relationships with our customers and suppliers;

•
our planned use of proceeds; and

•
governmental policies regarding our industry.

The forward-looking statements included in or incorporated by reference into this prospectus are subject to known and unknown risks, uncertainties and assumptions about our businesses and business environments. These statements reflect our current views with respect to future events and are not a guarantee of future performance. Actual results of our operations may differ materially from information contained in the forward-looking statements as a result of risk factors, some of which are described under “Risk Factors” in the documents incorporated by reference herein, and include, among other things:
•
failure of our new products to attract a sufficient number of social groups to our mobile platforms;

•
failure of advertisers to use us to reach their target audience even if our mobile social platforms are widely adopted by user groups;

•
risks relating to generating almost all of our revenue from advertising;

•
our incurrence of net losses since our inception and our anticipation that we will continue to incur net losses in the future;

•
our ability to continue as a going concern;

•
our dependence on the development of our REC*IT platform;

•
failure to maintain the resources and expertise necessary to keep up with the latest technologies in the industries in which we operate;

•
dependence on the continued and unimpeded access to our products and services on the Internet by our partner’s users and advertisers;

•
failure to identify suitable targets, acquire them on acceptable terms or successfully integrate them in accordance with our business strategy of making acquisitions;

•
reliance on third party computer software and systems to manage our operations;

•
our business being subject to complex and evolving laws, regulations and self-regulatory principles and frameworks internationally;

•
privacy concerns relating to our products and services which could damage our reputation and deter current and potential users and advertisers from using our products; and

•
our need for additional capital and whether we may be able to obtain it on acceptable terms, or at all.

These risks and uncertainties are not exhaustive. Other sections of this prospectus and the documents incorporated by reference herein include additional factors which could adversely impact our business and financial performance. The forward-looking statements contained in or incorporated into this prospectus speak only as of the date of this prospectus or such documents incorporated by reference herein or, if obtained from third-party studies or reports, the date of the corresponding study or report, and are expressly qualified in their entirety by the cautionary statements in this prospectus. Since we operate in an emerging and evolving environment and new risk factors and uncertainties emerge from time to time, you should not rely upon forward-looking statements as predictions of future events. Except as otherwise required by the securities laws of the United States and Australia, we undertake no obligation to update or revise any forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS
Unless the applicable prospectus supplement states otherwise, the net proceeds from the sale of securities offered by the Company will be used for general corporate purposes, which may include additions to working capital, capital expenditures, financing of acquisitions and other business combinations, investments in or extensions of credit to our subsidiaries and the repayment of indebtedness.

MARKET INFORMATION
Under the symbol “MKB,” the principal trading market for our ordinary shares is the ASX in Australia, where the ordinary shares have been listed since June 2007. The ADSs have been listed on the NASDAQ Global Market under the symbol “MOKO” since June 27, 2014.
The following table sets forth, for the periods indicated, the reported high and low closing prices on (i) the ASX for our ordinary shares in Australian dollars and (ii) the NASDAQ Global Market for our ADSs in U.S. dollars.
	High	Low	High	Low
	(A$ per share)		(US$ per ADS)
Year Ended
June 30, 2010	0.12	0.05
June 30, 2011	0.09	0.04
June 30, 2012	0.05	0.02
June 30, 2013	0.05	0.02
June 30, 2014	0.33	0.04
Quarter Ended
September 30, 2012	0.05	0.03
December 31, 2012	0.04	0.03
March 31, 2013	0.05	0.02
June 30, 2013	0.05	0.02
September 30, 2013	0.14	0.04
December 31, 2013	0.33	0.12
March 31, 2014	0.33	0.20
June 30, 2014	0.27	0.14	7.70	6.75
Month Ended
July 2014	0.21	0.18	7.79	6.70
August 2014	0.20	0.17	7.03	5.87
September 2014	0.17	0.14	6.22	5.42
October 2014	0.16	0.13	5.99	4.88
November 2014	0.16	0.13	5.80	4.29
December 2014	0.18	0.15	6.05	4.90
January 2015	0.17	0.15	5.80	4.60
February 2015	0.17	0.14	5.30	4.25
March 2015	0.16	0.14	4.80	4.00
April 2015	0.18	0.14	5.94	4.50
May 2015	0.17	0.14	5.40	4.22
June 2015	0.15	0.11	4.25	3.50
July 2015 (through July 24)	0.14	0.10	3.85	3.01
We have entered into a deposit agreement with the Depositary and the holders from time to time of the ADRs issued thereunder pursuant to which a sponsored American Depositary Receipt facility was made available with respect to the ordinary shares. Any ADSs offering hereby will be represented by ADRs issued pursuant to an amended and restated Deposit Agreement with respect to the ordinary shares. Based upon information available from Link Market Services Limited, as of December 31, 2014, we had 4,057 holders of record of the ordinary shares, of which 6 had registered addresses in the U.S. and held a total of 6,614,329 ordinary shares. National Nominees Limited, a subsidiary of National Australia Bank, as custodian, is the registered holder for the holders of ADSs representing ordinary shares. National Nominees Limited was the registered holder of 12,175,120 ordinary shares, as custodian, representing 304,378 ADSs as of December 31, 2014. Holders of record of having registered addresses in the U.S., together with the registered holders of ADSs representing ordinary shares held by National Nominees Limited, held an aggregate of approximately 3% of the total number of ordinary shares outstanding on such date. The above numbers may not be representative of the actual number of U.S. beneficial holders or the number of ordinary shares beneficially held by U.S. persons.

RATIO OF EARNINGS TO FIXED CHARGES
MOKO’s ratio of earnings to fixed charges for each of the periods indicated is set forth below. We have derived the ratios of earnings to fixed charges from our historical consolidated financial statements. The ratios should be read in conjunction with our consolidated financial statements, including the notes thereto, and the other financial information included or incorporated by reference herein.
	YEAR ENDED JUNE 30,			SIX MONTHS ENDED DECEMBER 31, 2014
	2012	2013	2014
	(in thousands of A$)
Earnings (Loss):
Pre-Tax Income (Loss)	(4,449)	(5,702)	(14,650)	(9,732)
Fixed Charges	(35)	202	(101)	(131)
Total Earnings (Loss)	(4,484)	(5,500)	(14,751)	(9,863)
Fixed Charges:
Interest Expense	(35)	202	(101)	(131)
Deferred Financing Fees	—	—	—	—
Ratio of Earnings (Loss) To Fixed Charges	—*	—*	—*	—*

*
We reported a loss for all periods, accordingly earnings were inadequate to cover fixed charges. The coverage deficiency necessary for the ratio of earnings to fixed charges to equal 1.00x (one-to-one coverage) was A$4.4 million, A$5.7 million and A$14.7 million for the years ended June 30, 2012, 2013 and 2014, respectively, and A$9.7 million for the six months ended December 31, 2014.

CAPITALIZATION AND INDEBTEDNESS
Our capitalization and indebtedness will be set forth in a prospectus supplement to this prospectus or in a report on Form 6-K subsequently furnished to the SEC and specifically incorporated herein by reference.

DESCRIPTION OF ADSs AND ORDINARY SHARES
A description of our ADSs and ordinary shares can be found in our Registration Statement on Form F-1, as amended, under the Securities Act of 1933, as amended (the “Securities Act”), as originally filed with the SEC on May 19, 2014 (Registration No. 333-196073) under the headings “Description of American Depository Shares” and “Description of Shares and Governing Documents” and as incorporated into the Company’s Form 8-A, filed with the SEC on June 10, 2014, which description is incorporated by reference herein.

DESCRIPTION OF PREFERRED SHARES
MOKO’s Constitution does not contain any limit on the amount of preferred shares that MOKO may issue, other than the requirement that the total nominal value of issued preferred stock shall not exceed the total nominal value of the issued ordinary shares at any time. Otherwise, MOKO’s Board of Directors may issue preferred stock with such designation, rights and preferences as they see fit. Accordingly, MOKO’s Board of Directors is empowered, without shareholder approval, to issue preferred shares with dividend, liquidation, conversion, redemption, voting, bonus issue or other rights which could adversely affect the voting power or other rights of the holders of ordinary shares. The preferred shares could be utilized as a method of discouraging, delaying or preventing a change in control of MOKO. Although MOKO does not currently intend to issue any preferred shares, MOKO cannot assure you that it will not do so in the future.
As of the date of this prospectus, there are no outstanding shares of preferred stock of any series.
The material terms of any series of preferred shares that we offer, together with any material Australian or United States federal income tax considerations relating to such preferred shares, will be described in a prospectus supplement.

DESCRIPTION OF WARRANTS
The following summary of certain provisions of the warrants does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the warrant agreement that will be filed with the SEC in connection with the offering of such warrants.
General
We may issue warrants to purchase ordinary shares. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.
The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:
•
the title of such warrants;

•
the aggregate number of such warrants;

•
the price or prices at which such warrants will be issued and exercised;

•
the currency or currencies in which the price of such warrants will be payable;

•
the securities purchasable upon exercise of such warrants;

•
the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•
if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•
if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•
if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•
information with respect to book-entry procedures, if any;

•
any material Australian or United States federal income tax consequences;

•
the antidilution provisions of the warrants, if any; and

•
any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

Amendments and Supplements to Warrant Agreement
We and the warrant agent may amend or supplement the warrant agreement for a series of warrants without the consent of the holders of the warrants issued thereunder to effect changes that are not inconsistent with the provisions of the warrants and that do not materially and adversely affect the interests of the holders of the warrants.

DESCRIPTION OF SUBSCRIPTION RIGHTS
The following summary of certain provisions of the subscription rights does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the certificate evidencing the subscription rights that will be filed with the SEC in connection with the offering of such subscription rights.
General
We may issue subscription rights to purchase ADSs, ordinary shares or debt securities. Subscription rights may be issued independently or together with any other offered security and may or may not be transferable by the person purchasing or receiving the subscription rights. In connection with any subscription rights offering to our shareholders, we may enter into a standby underwriting arrangement with one or more underwriters pursuant to which such underwriters will purchase any offered securities remaining unsubscribed for after such subscription rights offering. In connection with a subscription rights offering to our shareholders, we will distribute certificates evidencing the subscription rights and a prospectus supplement to our shareholders on the record date that we set for receiving subscription rights in such subscription rights offering.
The applicable prospectus supplement will describe the following terms of subscription rights in respect of which this prospectus is being delivered:
•
the title of such subscription rights;

•
the securities for which such subscription rights are exercisable;

•
the exercise price for such subscription rights;

•
the number of such subscription rights issued to each shareholder;

•
the extent to which such subscription rights are transferable;

•
if applicable, a discussion of the material Australian or United States federal income tax considerations applicable to the issuance or exercise of such subscription rights;

•
the date on which the right to exercise such subscription rights shall commence, and the date on which such rights shall expire (subject to any extension);

•
the extent to which such subscription rights include an over-subscription privilege with respect to unsubscribed securities;

•
if applicable, the material terms of any standby underwriting or other purchase arrangement that we may enter into in connection with the subscription rights offering; and

•
any other terms of such subscription rights, including terms, procedures and limitations relating to the exchange and exercise of such subscription rights.

Exercise of Subscription Rights
Each subscription right will entitle the holder of the subscription right to purchase for cash such amount of ordinary shares at such exercise price as shall be set forth in, or be determinable as set forth in, the prospectus supplement relating to the subscription rights offered thereby. Subscription rights may be exercised at any time up to the close of business on the expiration date for such subscription rights set forth in the prospectus supplement. After the close of business on the expiration date, all unexercised subscription rights will become void.
Subscription rights may be exercised as set forth in the prospectus supplement relating to the subscription rights offered thereby. Upon receipt of payment and the subscription rights certificate properly completed and duly executed at the corporate trust office of the subscription rights agent or any other office indicated in the prospectus supplement, we will forward, as soon as practicable, the ordinary shares purchasable upon such exercise. We may determine to offer any unsubscribed offered securities directly to persons other than shareholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby underwriting arrangements, as set forth in the applicable prospectus supplement.

DESCRIPTION OF UNITS
The following summary of certain provisions of the units does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the certificate evidencing the units that will be filed with the SEC in connection with the offering of such units.
We may issue units comprised of one or more of the other securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder, with the rights and obligations of a holder, of each security included in the unit. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date or upon the occurrence of a specified event or occurrence.
The applicable prospectus supplement will describe:
•
the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•
any unit agreement under which the units will be issued;

•
any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

•
whether the units will be issued in fully registered or global form.

DESCRIPTION OF DEBT SECURITIES
We may issue debt securities from time to time in one or more series, under one or more indentures, each dated as of a date on or prior to the issuance of the debt securities to which it relates. We may issue senior debt securities and subordinated debt securities pursuant to separate indentures, a senior indenture and a subordinated indenture, respectively, in each case between us and the trustee named in the indenture. We have filed forms of these documents as exhibits to the registration statement, of which this prospectus forms a part. The senior indenture and the subordinated indenture, as amended or supplemented from time to time, are sometimes referred to individually as an “indenture” and collectively as the “indentures.” Each indenture will be subject to and governed by the Trust Indenture Act and will be construed in accordance with and governed by the laws of the State of New York, without giving effect to any principles thereof relating to conflicts of law that would result in the application of the laws of any other jurisdiction. The aggregate principal amount of debt securities which may be issued under each indenture will be unlimited and each indenture will contain the specific terms of any series of debt securities or provide that those terms must be set forth in or determined pursuant to, an authorizing resolution, as defined in the applicable prospectus supplement, and/or a supplemental indenture, if any, relating to such series. Our debt securities may be convertible or exchangeable into any of our equity or other debt securities.
Our statements below relating to the debt securities and the indentures are summaries of their anticipated provisions, are not complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the applicable indenture and any applicable Australian or United States federal income tax considerations as well as any applicable modifications of or additions to the general terms described below in the applicable prospectus supplement or supplemental indenture. For a description of the terms of a particular issue of debt securities, reference must be made to both the related prospectus supplement and to the following description.
General
Neither indenture limits the amount of debt securities which may be issued. The debt securities may be issued in one or more series. The senior debt securities will be unsecured and will rank on a parity with all of our other unsecured and unsubordinated indebtedness. Each series of subordinated debt securities will be unsecured and subordinated to all present and future senior indebtedness. Any such debt securities will be described in an accompanying prospectus supplement.
You should read the applicable indenture and subsequent filings relating to the particular series of debt securities for the following terms of the offered debt securities:
•
the designation, aggregate principal amount and authorized denominations;

•
the issue price, expressed as a percentage of the aggregate principal amount;

•
the maturity date;

•
the interest rate per annum, if any;

•
if the offered debt securities provide for interest payments, the date from which interest will accrue, the dates on which interest will be payable, the date on which payment of interest will commence and the regular record dates for interest payment dates;

•
any optional or mandatory sinking fund provisions or exchangeability provisions;

•
the terms and conditions upon which conversion of any convertible debt securities may be effected, including the conversion price, the conversion period and other conversion provisions;

•
the date, if any, after which and the price or prices at which the offered debt securities may be optionally redeemed or must be mandatorily redeemed and any other terms and provisions of optional or mandatory redemptions;

•
if other than denominations of  $1,000 and any integral multiple thereof, the denominations in which offered debt securities of the series will be issuable;

•
if other than the full principal amount, the portion of the principal amount of offered debt securities of the series which will be payable upon acceleration or provable in bankruptcy;

•
any events of default not set forth in this prospectus;

•
the currency or currencies, including composite currencies, in which principal, premium and interest will be payable, if other than the currency of the United States of America;

•
if principal, premium or interest is payable, at our election or at the election of any holder, in a currency other than that in which the offered debt securities of the series are stated to be payable, the period or periods within which, and the terms and conditions upon which, the election may be made;

•
whether interest will be payable in cash or additional securities at our or the holder’s option and the terms and conditions upon which the election may be made;

•
if denominated in a currency or currencies other than the currency of the United States of America, the equivalent price in the currency of the United States of America for purposes of determining the voting rights of holders of those debt securities under the applicable indenture;

•
if the amount of payments of principal, premium or interest may be determined with reference to an index, formula or other method based on a coin or currency other than that in which the offered debt securities of the series are stated to be payable, the manner in which the amounts will be determined;

•
any restrictive covenants or other material terms relating to the offered debt securities;

•
whether the offered debt securities will be issued in the form of global securities or certificates in registered or bearer form;

•
any terms with respect to subordination;

•
any listing on any securities exchange or quotation system; and

•
additional provisions, if any, related to defeasance and discharge of the offered debt securities.

Subsequent filings may include additional terms not listed above. Unless otherwise indicated in subsequent filings with the Commission relating to the indenture, principal, premium and interest will be payable and the debt securities will be transferable at the corporate trust office of the applicable trustee. Unless other arrangements are made or set forth in subsequent filings or a supplemental indenture, principal, premium and interest will be paid by checks mailed to the holders at their registered addresses.
Unless otherwise indicated in subsequent filings with the Commission, the debt securities will be issued only in fully registered form without coupons, in denominations of  $1,000 or any integral multiple thereof. No service charge will be made for any transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with these debt securities.
Some or all of the debt securities may be issued as discounted debt securities to be sold at a substantial discount below the stated principal amount. Australian or United States federal income tax consequences and other special considerations applicable to any discounted securities will be described in subsequent filings with the Commission relating to those securities.
We refer you to applicable subsequent filings with respect to any deletions or additions or modifications from the description contained in this prospectus.
Senior Debt
We may issue senior debt securities under the senior debt indenture. These senior debt securities will rank on an equal basis with all our other unsecured debt except subordinated debt.

Subordinated Debt
We may issue subordinated debt securities under the subordinated debt indenture. Subordinated debt will rank subordinate and junior in right of payment, to the extent set forth in the subordinated debt indenture, to all our senior debt (both secured and unsecured).
In general, the holders of all senior debt are first entitled to receive payment of the full amount unpaid on senior debt before the holders of any of the subordinated debt securities are entitled to receive a payment on account of the principal or interest on the indebtedness evidenced by the subordinated debt securities in certain events.
If we default in the payment of any principal of, or premium, if any, or interest on any senior debt when it becomes due and payable after any applicable grace period, then, unless and until the default is cured or waived or ceases to exist, we cannot make a payment on account of or redeem or otherwise acquire the subordinated debt securities.
If there is any insolvency, bankruptcy, liquidation or other similar proceeding relating to us, then all senior debt must be paid in full before any payment may be made to any holders of subordinated debt securities.
Furthermore, if we default in the payment of the principal of and accrued interest on any subordinated debt securities that is declared due and payable upon an event of default under the subordinated debt indenture, holders of all our senior debt will first be entitled to receive payment in full in cash before holders of such subordinated debt can receive any payments.
Senior debt means:
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the principal, premium, if any, interest and any other amounts owing in respect of our indebtedness for money borrowed and indebtedness evidenced by securities, notes, debentures, bonds or other similar instruments issued by us, including the senior debt securities or letters of credit;

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all capitalized lease obligations;

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all hedging obligations;

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all obligations representing the deferred purchase price of property; and

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all deferrals, renewals, extensions and refundings of obligations of the type referred to above;

but senior debt does not include:
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subordinated debt securities; and

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any indebtedness that by its terms is subordinated to, or ranks on an equal basis with, our subordinated debt securities.

Covenants
Under the terms of the indenture, we covenant, among other things:
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that we will duly and punctually pay the principal of and interest, if any, on the offered debt securities in accordance with the terms of such debt securities and the applicable indenture;

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that so long as any offered debt securities are outstanding, we will (i) file with the SEC within the time periods prescribed by its rules and regulations and (ii) furnish to the trustee and holders of the offered debt securities all interim and annual financial information required to be furnished or filed with the SEC pursuant to Section 13 and 15(d) of the Exchange Act of 1934, as amended, (the “Exchange Act”), and with respect to the annual consolidated financial statements only, a report thereon by our independent auditors;

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that we will deliver to the trustee after the end of each fiscal year a compliance certificate as to whether we have kept, observed, performed and fulfilled our obligations and each and every covenant contained under the applicable indenture;

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that we will deliver to the trustee written notice of any event of default, with the exception of any payment default that has not given rise to a right of acceleration under the indenture;

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that we will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, which may affect the covenants or the performance of the indenture or the offered debt securities;

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that we will do or cause to be done everything necessary to preserve and keep in full force and effect our corporate existence and the corporate, partnership or other existence of certain of our subsidiaries whose preservation is determined to be desirable by our Board of Directors and material to the holders;

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that we will, and we will cause each of our subsidiaries to, pay prior to delinquency all taxes, assessments and governmental levies, except as contested in good faith and by appropriate proceedings;

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that in the event we are required to pay additional interest to holders of our debt securities, we will provide notice to the trustee, and where applicable, the paying agent, of our obligation to pay such additional interest prior to the date on which any such additional interest is scheduled to be paid; and

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that we will execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purposes of the indenture.

Any series of offered debt securities may have covenants in addition to or differing from those included in the applicable indenture which will be described in subsequent filings prepared in connection with the offering of such securities, limiting or restricting, among other things:
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the ability of us or our subsidiaries to incur either secured or unsecured debt, or both;

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the ability to make certain payments, dividends, redemptions or repurchases;

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our ability to create dividend and other payment restrictions affecting our subsidiaries;

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our ability to make investments;

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mergers and consolidations by us or our subsidiaries;

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sales of assets by us;

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our ability to enter into transactions with affiliates;

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our ability to incur liens; and

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sale and leaseback transactions.

Modification of the Indentures
Each indenture and the rights of the respective holders may be modified by us only with the consent of holders of not less than a majority in aggregate principal amount of the outstanding debt securities of all series under the respective indenture affected by the modification, taken together as a class. But no modification that:
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changes the amount of securities whose holders must consent to an amendment, supplement or waiver;

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reduces the rate of or changes the interest payment time on any security or alters its redemption provisions (other than any alteration to any such section which would not materially adversely affect the legal rights of any holder under the indenture) or the price at which we are required to offer to purchase the securities;

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reduces the principal or changes the maturity of any security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation;

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waives a default or event of default in the payment of the principal of or interest, if any, on any security (except a rescission of acceleration of the securities of any series by the holders of at least a majority in principal amount of the outstanding securities of that series and a waiver of the payment default that resulted from such acceleration);

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makes the principal of or interest, if any, on any security payable in any currency other than that stated in the security;

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makes any change with respect to holders’ rights to receive principal and interest, the terms pursuant to which defaults can be waived, certain modifications affecting shareholders or certain currency-related issues; or

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waives a redemption payment with respect to any security or change any of the provisions with respect to the redemption of any securities;

will be effective against any holder without his consent. Other terms as specified in subsequent filings may be modified without the consent of the holders.
Events of Default
Each indenture defines an event of default for the debt securities of any series as being any one of the following events:
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default in any payment of interest when due which continues for 30 days;

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default in any payment of principal or premium at maturity;

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default in the deposit of any sinking fund payment when due;

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default in the performance of any covenant in the debt securities or the applicable indenture which continues for 60 days after we receive notice of the default;

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default under a bond, debenture, note or other evidence of indebtedness for borrowed money by us or our subsidiaries (to the extent we are directly responsible or liable therefor) having a principal amount in excess of a minimum amount set forth in the applicable subsequent filing, whether such indebtedness now exists or is hereafter created, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such acceleration having been rescinded or annulled or cured within 30 days after we receive notice of the default; and

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events of bankruptcy, insolvency or reorganization.

An event of default of one series of debt securities does not necessarily constitute an event of default with respect to any other series of debt securities.
There may be such other or different events of default as described in an applicable subsequent filing with respect to any class or series of offered debt securities.
In case an event of default occurs and continues for the debt securities of any series, the applicable trustee or the holders of not less than 25% in aggregate principal amount of the debt securities then outstanding of that series may declare the principal and accrued but unpaid interest of the debt securities of that series to be due and payable. Any event of default for the debt securities of any series which has been cured may be waived by the holders of a majority in aggregate principal amount of the debt securities of that series then outstanding.
Each indenture requires us to file annually after debt securities are issued under that indenture with the applicable trustee a written statement signed by two of our officers as to the absence of material defaults under the terms of that indenture. Each indenture provides that the applicable trustee may withhold notice to the holders of any default if it considers it in the interest of the holders to do so, except notice of a default in payment of principal, premium or interest.

Subject to the duties of the trustee in case an event of default occurs and continues, each indenture provides that the trustee is under no obligation to exercise any of its rights or powers under that indenture at the request, order or direction of holders unless the holders have offered to the trustee reasonable indemnity. Subject to these provisions for indemnification and the rights of the trustee, each indenture provides that the holders of a majority in principal amount of the debt securities of any series then outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee as long as the exercise of that right does not conflict with any law or the indenture.
Defeasance and Discharge
The terms of each indenture provide us with the option to be discharged from any and all obligations in respect of the debt securities issued thereunder upon the deposit with the trustee, in trust, of money or U.S. government obligations, or both, which through the payment of interest and principal in accordance with their terms will provide money in an amount sufficient to pay any installment of principal, premium and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of the payments in accordance with the terms of the debt securities and the indenture governing the debt securities. This right may only be exercised if, among other things, we have received from, or there has been published by, the United States Internal Revenue Service a ruling to the effect that such a discharge will not be deemed, or result in, a taxable event with respect to holders. This discharge would not apply to our obligations to register the transfer or exchange of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and hold moneys for payment in trust.
Defeasance of Certain Covenants
The terms of the debt securities provide us with the right not to comply with specified covenants and that specified events of default described in a subsequent filing will not apply. In order to exercise this right, we will be required to deposit with the trustee money or U.S. government obligations, or both, which through the payment of interest and principal will provide money in an amount sufficient to pay principal, premium, if any, and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of such payments in accordance with the terms of the debt securities and the indenture governing such debt securities. We will also be required to deliver to the trustee an opinion of counsel to the effect that the deposit and related covenant defeasance will not cause the holders of such series to recognize income, gain or loss for federal income tax purposes.
A subsequent filing may further describe the provisions, if any, of any particular series of offered debt securities permitting a discharge defeasance.
Global Securities
The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depository identified in an applicable subsequent filing and registered in the name of the depository or a nominee for the depository. In such a case, one or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding debt securities of the series to be represented by the global security or securities. Unless and until it is exchanged in whole or in part for debt securities in definitive certificated form, a global security may not be transferred except as a whole by the depository for the global security to a nominee of the depository or by a nominee of the depository to the depository or another nominee of the depository or by the depository or any nominee to a successor depository for that series or a nominee of the successor depository and except in the circumstances described in an applicable subsequent filing.
We expect that the following provisions will apply to depository arrangements for any portion of a series of debt securities to be represented by a global security. Any additional or different terms of the depository arrangement will be described in an applicable subsequent filing.
Upon the issuance of any global security, and the deposit of that global security with or on behalf of the depository for the global security, the depository will credit, on its book-entry registration and transfer system, the principal amounts of the debt securities represented by that global security to the accounts of institutions that have accounts with the depository or its nominee. The accounts to be credited will be designated by the underwriters or agents engaging in the distribution of the debt securities or by us, if the debt securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to participating institutions or persons that may hold interests through such participating institutions. Ownership of beneficial interests by participating institutions in the global security will be shown on, and the transfer of the beneficial interests will be effected only through, records maintained by the depository for the global security or by its nominee. Ownership of beneficial interests in the global security by persons that hold through participating institutions will be shown on, and the transfer of the beneficial interests within the participating institutions will be effected only through, records maintained by those participating institutions. The laws of some jurisdictions may require that purchasers of securities take physical delivery of the securities in certificated form. The foregoing limitations and such laws may impair the ability to transfer beneficial interests in the global securities.
So long as the depository for a global security, or its nominee, is the registered owner of that global security, the depository or its nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the applicable indenture. Unless otherwise specified in an applicable subsequent filing and except as specified below, owners of beneficial interests in the global security will not be entitled to have debt securities of the series represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of debt securities of the series in certificated form and will not be considered the holders thereof for any purposes under the indenture. Accordingly, each person owning a beneficial interest in the global security must rely on the procedures of the depository and, if such person is not a participating institution, on the procedures of the participating institution through which the person owns its interest, to exercise any rights of a holder under the indenture.
The depository may grant proxies and otherwise authorize participating institutions to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a holder is entitled to give or take under the applicable indenture. We understand that, under existing industry practices, if we request any action of holders or any owner of a beneficial interest in the global security desires to give any notice or take any action a holder is entitled to give or take under the applicable indenture, the depository would authorize the participating institutions to give the notice or take the action, and participating institutions would authorize beneficial owners owning through such participating institutions to give the notice or take the action or would otherwise act upon the instructions of beneficial owners owning through them.
Unless otherwise specified in applicable subsequent filings, payments of principal, premium and interest on debt securities represented by a global security registered in the name of a depository or its nominee will be made by us to the depository or its nominee, as the case may be, as the registered owner of the global security.
We expect that the depository for any debt securities represented by a global security, upon receipt of any payment of principal, premium or interest, will credit participating institutions’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of the depository. We also expect that payments by participating institutions to owners of beneficial interests in the global security held through those participating institutions will be governed by standing instructions and customary practices, as is now the case with the securities held for the accounts of customers registered in street name, and will be the responsibility of those participating institutions. None of us, the trustees or any agent of ours or the trustees will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to those beneficial interests.
Unless otherwise specified in the applicable subsequent filings, a global security of any series will be exchangeable for certificated debt securities of the same series only if:
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the depository for such global securities notifies us that it is unwilling or unable to continue as depository or such depository ceases to be a clearing agency registered under the Exchange Act and, in either case, a successor depository is not appointed by us within 90 days after we receive the notice or become aware of the ineligibility;

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we in our sole discretion determine that the global securities shall be exchangeable for certificated debt securities; or

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there shall have occurred and be continuing an event of default under the applicable indenture with respect to the debt securities of that series.

Upon any exchange, owners of beneficial interests in the global security or securities will be entitled to physical delivery of individual debt securities in certificated form of like tenor and terms equal in principal amount to their beneficial interests, and to have the debt securities in certificated form registered in the names of the beneficial owners, which names are expected to be provided by the depository’s relevant participating institutions to the applicable trustee.
In the event that the Depository Trust Company, or DTC, acts as depository for the global securities of any series, the global securities will be issued as fully registered securities registered in the name of Cede & Co., DTC’s partnership nominee or such other name as may be requested by an authorized representative of DTC.
DTC, the world’s largest securities depository, is a limited-purpose trust company under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a clearing agency registered pursuant to Section 17A of the Securities Exchange Act of 1934. DTC holds and provides asset servicing for over 3.5 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments (from over 100 countries) that DTC’s participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transaction sin depositaries securities, through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Company (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). DTC has a Standard & Poor’s rating of AA+. The DTC Rules applicable to its Participants are on file with the Securities and Exchange Commission. More information about DTC can be found at www.dtcc.com.
Purchases of Securities under the DTC system must be made by or through Direct Participants, which will receive a credit for the Securities on DTC’s records. The ownership interest of each actual purchaser of each Security (“Beneficial Owner”) is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Securities are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Securities, except in the event that use of the book-entry system for the Securities is discontinued.
To facilitate subsequent transfers, all Securities deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of Securities with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Securities; DTC’s records reflect only the identity of the Direct Participants to whose accounts such Securities are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial Owners of Securities may wish to take certain steps to augment the transmission to them of notices of significant events with respect to the Securities, such as redemptions, tenders, defaults, and proposed amendments to the Security documents. For example, Beneficial Owners of Securities may wish to ascertain that the nominee holding the Securities for their benefit has agreed to obtain and transmit notices to Beneficial Owners. In the alternative, Beneficial Owners may wish to provide their names and addresses to the registrar and request that copies of notices be provided directly to them.
Redemption notices shall be sent to DTC. If less than all of the Securities within an issue are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.
Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to Securities unless authorized by a Direct Participant in accordance with DTC’s MMI Procedures. Under its usual procedures, DTC mails an Omnibus Proxy to Issuer as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).
Redemption proceeds, distributions, and dividend payments on the Securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information from Issuer or Agent, on payable date in accordance with their respective holdings shown on DTC’s records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such Participant and not of DTC, Agent, or Issuer, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions, and dividend payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of Issuer or Agent, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.
DTC may discontinue providing its services as depository with respect to the Securities at any time by giving reasonable notice to Issuer or Agent. Under such circumstances, in the event that a successor depository is not obtained, Security certificates are required to be printed and delivered.
Issuer may decide to discontinue use of the system of book-entry-only transfers through DTC (or a successor securities depository). In that event, Security certificates will be printed and delivered to DTC.
The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for its accuracy.

PLAN OF DISTRIBUTION
We may offer and sell, from time to time, some or all of the securities covered by this prospectus up to an aggregate public offering price of  $40,000,000. We have registered the securities covered by this prospectus for offer and sale by us so that those securities may be freely sold to the public by us. Registration of the securities covered by this prospectus does not mean, however, that those securities necessarily will be offered or sold.
Securities covered by this prospectus may be sold from time to time, in one or more transactions, at market prices prevailing at the time of sale, at prices related to market prices, at a fixed price or prices subject to change, at varying prices determined at the time of sale or at negotiated prices. The securities being offered by this prospectus may be sold:
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through agents;

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to or through one or more underwriters on a firm commitment or agency basis;

•
through put or call option transactions relating to the securities;

•
through broker-dealers (acting as agent or principal);

•
directly to purchasers, through a specific bidding or auction process, on a negotiated basis or otherwise;

•
through any other method permitted pursuant to applicable law; or

•
through a combination of any such methods of sale.

At any time a particular offer of the securities covered by this prospectus is made, a revised prospectus or prospectus supplement, if required, will be distributed which will set forth the aggregate amount of securities covered by this prospectus being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers or agents, any discounts, commissions, concessions and other items constituting compensation from us and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Such prospectus supplement, and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the securities covered by this prospectus. In order to comply with the securities laws of certain states, if applicable, the securities sold under this prospectus may only be sold through registered or licensed broker-dealers. In addition, in some states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from registration or qualification requirements is available and is complied with.
Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.
The distribution of securities may be effected from time to time in one or more transactions, including block transactions and transactions on the NASDAQ Global Market or any other organized market where the securities may be traded. The securities may be sold at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to the prevailing market prices or at negotiated prices. The consideration may be cash or another form negotiated by the parties. Agents, underwriters or broker-dealers may be paid compensation for offering and selling the securities. That compensation may be in the form of discounts, concessions or commissions to be received from us or from the purchasers of the securities. Any dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and compensation received by them on resale of the securities may be deemed to be underwriting discounts. If any such dealers or agents were deemed to be underwriters, they may be subject to statutory liabilities under the Securities Act.
Agents may from time to time solicit offers to purchase the securities. If required, we will name in the applicable prospectus supplement any agent involved in the offer or sale of the securities and set forth any compensation payable to the agent. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment. Any agent selling the securities covered by this prospectus may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities.

If underwriters are used in a sale, securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale, or under delayed delivery contracts or other contractual commitments. Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. If an underwriter or underwriters are used in the sale of securities, an underwriting agreement will be executed with the underwriter or underwriters, as well as any other underwriter or underwriters, with respect to a particular underwritten offering of securities, and will set forth the terms of the transactions, including compensation of the underwriters and dealers and the public offering price, if applicable. The prospectus and prospectus supplement will be used by the underwriters to resell the securities.
If a dealer is used in the sale of the securities, we or an underwriter will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. To the extent required, we will set forth in the prospectus supplement the name of the dealer and the terms of the transactions.
We may directly solicit offers to purchase the securities and may make sales of securities directly to institutional investors or others. These persons may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. To the extent required, the prospectus supplement will describe the terms of any such sales, including the terms of any bidding or auction process, if used.
Agents, underwriters and dealers may be entitled under agreements which may be entered into with us to indemnification by us against specified liabilities, including liabilities incurred under the Securities Act, or to contribution by us to payments they may be required to make in respect of such liabilities. If required, the prospectus supplement will describe the terms and conditions of the indemnification or contribution. Some of the agents, underwriters or dealers, or their affiliates may be customers of, engage in transactions with or perform services for us, our subsidiaries, the Selling Shareholders or their affiliates.
Under the securities laws of some jurisdictions, the securities offered by this prospectus may be sold in those jurisdictions only through registered or licensed brokers or dealers.
Any person participating in the distribution of securities registered under the registration statement that includes this prospectus will be subject to applicable provisions of the Exchange Act, and the applicable SEC rules and regulations, including, among others, Regulation M, which may limit the timing of purchases and sales of any of our securities by that person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of our securities to engage in market-making activities with respect to our securities. These restrictions may affect the marketability of our securities and the ability of any person or entity to engage in market-making activities with respect to our securities.
Certain persons participating in an offering may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids that stabilize, maintain or otherwise affect the price of the offered securities. These activities may maintain the price of the offered securities at levels above those that might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids, each of which is described below.
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A stabilizing bid means the placing of any bid, or the effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of a security.

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A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering.

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A penalty bid means an arrangement that permits the managing underwriter to reclaim a selling concession from a syndicate member in connection with the offering when offered securities originally sold by the syndicate member are purchased in syndicate covering transactions.

These transactions may be effected on an exchange or automated quotation system, if the securities are listed on that exchange or admitted for trading on that automated quotation system, or in the over-the-counter market or otherwise.

If so indicated in the applicable prospectus supplement, we will authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase offered securities from us at the public offering price set forth in such prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the prospectus supplement and the prospectus supplement will set forth the commission payable for solicitation of such contracts.
In addition, ADSs or ordinary shares may be issued upon conversion of or in exchange for debt securities or other securities.
Each series of offered securities, other than the ADSs which are listed on the NASDAQ Global Market and the ordinary shares which are listed on the ASX in Australia, will be a new issue of securities and will have no established trading market. Any underwriters to whom offered securities are sold for public offering and sale may make a market in such offered securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The offered securities may or may not be listed on a national securities exchange. No assurance can be given that there will be a market for the offered securities.
Any securities that qualify for sale pursuant to Rule 144 or Regulation S under the Securities Act may be sold under Rule 144 or Regulation S rather than pursuant to this prospectus.
To the extent that we make sales to or through one or more underwriters or agents in at-the-market offerings, we will do so pursuant to the terms of a distribution agreement between us, the Selling Shareholders and the underwriters or agents. If we engage in at-the-market sales pursuant to a distribution agreement, we will offer and sell our ordinary shares to or through one or more underwriters or agents, which may act on an agency basis or on a principal basis. During the term of any such agreement, we may sell ordinary shares on a daily basis in exchange transactions or otherwise as we agree with the underwriters or agents. The distribution agreement will provide that any ordinary shares sold will be sold at prices related to the then prevailing market prices for our ordinary shares. Therefore, exact figures regarding proceeds that will be raised or commissions to be paid cannot be determined at this time and will be described in a prospectus supplement. Pursuant to the terms of the distribution agreement, we also may agree to sell, and the relevant underwriters or agents may agree to solicit offers to purchase, blocks of our ordinary shares or other securities. The terms of each such distribution agreement will be set forth in more detail in a prospectus supplement to this prospectus.
In connection with offerings made through underwriters or agents, we may enter into agreements with such underwriters or agents pursuant to which we receive our outstanding securities in consideration for the securities being offered to the public for cash. In connection with these arrangements, the underwriters or agents may also sell securities covered by this prospectus to hedge their positions in these outstanding securities, including in short sale transactions. If so, the underwriters or agents may use the securities received from us under these arrangements to close out any related open borrowings of securities.
One or more firms, referred to as “remarketing firms,” may also offer or sell the securities, if the prospectus supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as agents for us. These remarketing firms will offer or sell the securities in accordance with a redemption or repayment pursuant to the terms of the securities. The prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with us and will describe the remarketing firm’s compensation. Remarketing firms may be deemed to be underwriters in connection with the securities they remarket. Remarketing firms may be entitled under agreements that may be entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.
We may enter into derivative transactions with third parties or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, such third parties (or affiliates of such third parties) may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, such third parties (or affiliates of such third parties) may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of shares, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of shares. The third parties (or affiliates of such third parties) in such sale transactions will be underwriters and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).
We may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus. Such financial institution or third party may transfer its short position to investors in our securities or in connection with a simultaneous offering of other securities offered by this prospectus or in connection with a simultaneous offering of other securities offered by this prospectus.

EXPENSES
The following table sets forth an estimate of the fees and expenses relating to the issuance and distribution of the securities being registered hereby, all of which shall be borne by the Company. All of such fees and expenses, except for the SEC registration fee, are estimated.
SEC registration fee	$4,648
FINRA fees	$6,500
Transfer agent’s fees and expenses	*
Legal fees and expenses	*
Printing fees and expenses	*
Accounting fees and expenses	*
Miscellaneous fees and expenses	*
Total	*

*
To be provided by a prospectus supplement or as an exhibit to a Report on Form 6-K that is incorporated by reference into this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
We incorporate by reference the filed documents listed below, except as superseded, supplemented or modified by this prospectus:
•
our Annual Report on Form 20-F for the fiscal year ended June 30, 2014, filed with the SEC on October 31, 2014;

•
our Interim Report for the half year ended December 31, 2014, included as Exhibit 99.2 to the Report of Foreign Private Issuer on Form 6-K filed with the SEC on February 27, 2015;

•
the description of our ordinary shares contained in our Registration Statement on Form F-1, as amended, under the Securities Act of 1933, as amended (the “Securities Act”), as originally filed with the SEC on May 19, 2014 (Registration No. 333-196073) under the heading “Description of Securities” and as incorporated into our Registration Statement on Form 8-A, filed with the SEC on June 10, 2014;

•
any Form 20-F, 10-K, 10-Q or 8-K filed with the SEC after the date of this prospectus and prior to the termination of this offering of securities (except to the extent such reports are furnished but not filed with the SEC); and

•
any Report on Form 6-K submitted to the SEC after the date of this prospectus and prior to the termination of this offering of securities, but only to the extent that the forms expressly state that we incorporate them by reference in this prospectus.

Potential investors, including any beneficial owner, may obtain a copy of any of the documents summarized herein (subject to certain restrictions because of the confidential nature of the subject matter) or any of our SEC filings incorporated by reference herein without charge by written or oral request directed to Emma Waldon, Company Secretary, MOKO Social Media Limited, Level 1, Suite 5, 442 Beaufort Street, Highgate, Western Australia 6003, Australia. The telephone number at our executive office is (571) 982-3000.
You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.
Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, or in a subsequently filed document incorporated by reference herein, modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this prospectus.

INDEMNIFICATION
Australian law does not limit the extent to which a company’s constitution may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Australian courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. MOKO’s Constitution provides for indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such, except that such indemnity shall not extend to any matter in respect of any fraud or dishonesty.
This provision, however, will not eliminate or limit liability arising under federal securities laws. MOKO’s Constitution does not eliminate its director’s fiduciary duties. The inclusion of the foregoing provision may, however, discourage or deter shareholders or management from bringing a lawsuit against directors even though such an action, if successful, might otherwise have benefited MOKO and its shareholders. This provision should not affect the availability of a claim or right of action based upon a director’s fraud or dishonesty.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

LEGAL MATTERS
The validity of the ADSs, debt securities, warrants, subscription rights and units and legal matters as to United States and New York law has been passed upon for us by Loeb & Loeb LLP. The validity of the ordinary shares and preferred shares and legal matters as to Australian law has been passed upon for us by Addisons Lawyers, Australia.

EXPERTS
The consolidated financial statements of MOKO and its subsidiaries as of June 30, 2014 and 2013 and for each of the years in the three-year period ended June 30, 2014, have been incorporated by reference herein and in the registration statement in reliance upon the reports of BDO East Coast Partnership, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form F-3 under the Securities Act with respect to the offer and sale of securities pursuant to this prospectus. This prospectus, filed as a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules thereto in accordance with the rules and regulations of the SEC and no reference is hereby made to such omitted information. Statements made in this prospectus concerning the contents of any contract, agreement or other document filed as an exhibit to the registration statement are summaries of all of the material terms of such contract, agreement or document, but do not repeat all of their terms. Reference is made to each such exhibit for a more complete description of the matters involved and such statements shall be deemed qualified in their entirety by such reference. The registration statement and the exhibits and schedules thereto filed with the SEC may be inspected, without charge, and copies may be obtained at prescribed rates, at the public reference facility maintained by the SEC at its principal office at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference facility by calling 1-800-SEC-0330. The SEC also maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically through the SEC’s Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) system, including the Company, which can be accessed at http://www.sec.gov. For further information pertaining to the securities offered by this prospectus and MOKO, reference is made to the registration statement.
MOKO furnishes reports and other information to the SEC. You may read and copy any document we furnish at the SEC’s public reference facilities and the website of the SEC referred to above. MOKO’s file number with the SEC is 001-36488, and we began filing through EDGAR beginning on February 28, 2014.

1,500,000 American Depositary Shares
Representing 60,000,000 Ordinary Shares

MOKO Social Media Limited

PROSPECTUS SUPPLEMENT

Aegis Capital Corp
October 29, 2015